Exhibit 2.1

[***]Certain information in the exhibits to this document have been omitted in accordance with Regulation S-K, 601(a)(5). Parent agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTERPRIVATE II ACQUISITION CORP.,

TMPST MERGER SUB I INC.,

TMPST MERGER SUB II LLC

AND

GETAROUND, INC.

DATED AS OF MAY 11, 2022

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(continued)

-ii-

(continued)

-iii-

(continued)

Page

Section 7.20	Release	86
Section 7.21	Sponsor Support Agreement	87

ARTICLE VIII CONDITIONS TO THE TRANSACTION		87

Section 8.01	Conditions to Obligations of Each Party’s Obligations	87
Section 8.02	Additional Conditions to Obligations of the Company	88
Section 8.03	Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub	89
Section 8.04	Frustration of Closing Conditions	90

ARTICLE IX TERMINATION		90

Section 9.01	Termination	90
Section 9.02	Notice of Termination; Effect of Termination	91
Section 9.03	Fundamental Breach Compensation	92

ARTICLE X NO SURVIVAL		92

Section 10.01	No Survival	92

ARTICLE XI GENERAL PROVISIONS		95

Section 11.01	Notices	93
Section 11.02	Interpretation	94
Section 11.03	Counterparts; Electronic Delivery	95
Section 11.04	Entire Agreement; Third Party Beneficiaries	95
Section 11.05	Severability	95
Section 11.06	Other Remedies; Specific Performance	95
Section 11.07	Governing Law	96
Section 11.08	Consent to Jurisdiction; Waiver of Jury Trial	96
Section 11.09	Rules of Construction	97
Section 11.10	Expenses	99
Section 11.11	Assignment	99
Section 11.12	Amendment	99
Section 11.13	Extension; Waiver	99
Section 11.14	No Recourse	99
Section 11.15	Legal Representation	99
Section 11.16	Disclosure Letters and Exhibits	100

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Page

Exhibit A – Form of Stockholder Consent

Exhibit B – Form of Parent Amended and Restated Charter

Exhibit C – Form of Parent Amended and Restated Bylaws

Exhibit D – Form of Registration Rights and Lock-Up Agreement

Exhibit E – Form of Mudrick Subscription Agreement, including the form of Mudrick Indenture

-v-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of May 11, 2022, by and among InterPrivate II Acquisition Corp., a Delaware corporation (“Parent”), TMPST Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“First Merger Sub”), TMPST Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Second Merger Sub”), and Getaround, Inc. a Delaware corporation (the “Company”). Each of the Company, Parent, First Merger Sub and Second Merger Sub will individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection, or other Transaction Agreements, in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable legal requirements (collectively, as applicable based on context, the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity”).

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local tax Legal Requirements that follows the U.S. federal income tax treatment), each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state or local tax Legal Requirements), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers, in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; (c) resolved to submit this Agreement and the Transactions (including the Mergers) to the Company Stockholders for their approval and adoption by written consent; and (d) resolved to recommend adoption of this Agreement and approval of the Transactions (including the Mergers) by the Company Stockholders by written consent.

WHEREAS, following the Parties’ execution and delivery of this Agreement, certain Company Stockholders holding shares of Company Capital Stock comprising the Company Requisite Stockholder Approval (the “Company Holders”) have executed and delivered to Parent and the Company the Company Holders Support Agreement, pursuant to which the Company Holders have agreed to, among other things, provide an executed irrevocable written consent (the “Stockholder Consent”) in substantially the form attached hereto as Exhibit A, within forty-eight (48) hours after the execution and delivery of this Agreement, pursuant to which the Company Holders adopt this Agreement and approve the First Merger and the other Transactions in accordance with Section 228 and Section 251 of the DGCL and agree to be bound by all of the terms of this Agreement.

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the issuance of Parent Class A Stock on the terms and subject to the conditions of this Agreement and the other Transaction Agreements; (c) resolved to submit this Agreement and the Transactions, including the issuance of Parent Class A Stock on the terms and subject to the conditions of this Agreement and the other Transaction Agreements, to the stockholders of Parent for their approval; and (d) resolved to recommend approval of this Agreement and the Transactions, including the issuance of Parent Class A Stock on the terms and subject to the conditions of this Agreement and the other Transaction Agreements, by the stockholders of Parent (the “Parent Recommendation”).

WHEREAS, Parent will (a) immediately prior to the Effective Time, subject to obtaining the approval of the Parent Stockholder Matters, amend and restate the Parent Charter in substantially the form attached hereto as Exhibit B (the “Parent A&R Charter”) and (b) immediately following the Effective Time, amend and restate the Parent Bylaws in substantially the form attached hereto as Exhibit C (the “Parent A&R Bylaws”).

WHEREAS, the Parties anticipate that after the date hereof, certain investors (collectively, the “PIPE Investors”) will agree to make private investments in Parent (the “PIPE Investment”) in an aggregate amount to be mutually agreed by Parent and the Company (the “PIPE Investment Amount”, which, for the avoidance of doubt, will not include any amount raised pursuant to the Mudrick Subscription Agreement (as defined below)) to purchase shares of Parent Class A Stock to be consummated immediately prior to the consummation of the Transactions, on the terms and subject to the conditions of the subscription agreements to be executed and delivered by Parent and the PIPE Investors (the “PIPE Subscription Agreements”).

WHEREAS, on or about the date hereof, Parent has agreed, pursuant to that certain subscription agreement dated on or about the date hereof in substantially the form attached hereto as Exhibit E (the “Mudrick Subscription Agreement”), to issue to Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates, concurrently with the Closing, Convertible Notes in the aggregate original principal amount of at least $100,000,000 up to $175,000,000 pursuant to an indenture in substantially the form attached as an exhibit to the Mudrick Subscription Agreement to be entered into concurrently with the closing under the Mudrick Subscription Agreement (the “Mudrick Indenture”), against payment for the Convertible Notes as provided in the Mudrick Subscription Agreement.

WHEREAS, in connection with the consummation of the First Merger, Parent, Sponsor, the Company Holders and certain other Persons will enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) in substantially the form attached hereto as Exhibit D.

WHEREAS, as a condition and an inducement to the Company’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Sponsor, Parent and the Company have entered into a letter agreement (the “Sponsor Support Agreement”) pursuant to which, in connection with the Closing, the Sponsor has agreed, among other things, to (a) vote its Parent Shares in favor of the Transactions and (b) waive the provisions of Section 4.3(b)(ii) of the Parent Charter relating to the adjustment of the Initial Conversion Ratio (as defined in the Parent Charter) in connection with the Transactions.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

Section 1.01 Closing. Unless this Agreement will have been terminated pursuant to Section 9.01, the consummation of the Transactions (the “Closing”), other than the filing of the Certificates of Merger, will take place electronically through the exchange of documents via email, facsimile or other electronic transmission at 9:00 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as Parent and the Company agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.02 Closing Documents.

(a) At the Closing, Parent, First Merger Sub or Second Merger Sub, as applicable, will deliver to the Company:

(i) a copy of the Registration Rights and Lock-Up Agreement, duly executed by Parent;

(ii) a copy of the Second Certificate of Merger, duly executed by Second Merger Sub;

(iii) a copy of the Mudrick Indenture and the Convertible Notes, each duly executed by the signatories thereto; and

(iv) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.02.

(b) At the Closing, the Company will deliver to Parent:

(i) a copy of the First Certificate of Merger, duly executed by the Company;

(ii) the Payment Spreadsheet and Rollover Spreadsheet in accordance with Section 2.06(a);

(iii) a copy of the Registration Rights and Lock-Up Agreement, duly executed by the Company Holders and such other Company Stockholders from whom counterpart signature pages thereto have been obtained prior to the Closing pursuant to Section 7.01(c) hereof;

(iv) duly executed copies of the consents and waivers specified in Section 1.02(b)(iv) of the Company Disclosure Letter;

(v) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.03.

Section 1.03 Closing Transactions. At the Closing and on the Closing Date, the Parties will cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) The Parent A&R Charter will be prepared and executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware.

(b) The certificate of merger with respect to the First Merger will be prepared and executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(c) The certificate of merger with respect to the Second Merger will be prepared and executed in accordance with the relevant provisions of the DGCL and DLLCA (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) and filed with the Secretary of State of the State of Delaware.

(d) Once evidence of acceptance of the First Certificate of Merger and the Second Certificate of Merger and the effectiveness of the Mergers is received by Parent and the Company, (i) the Parent A&R Bylaws will be adopted by Parent and (ii) Parent will make any payments required to be made by Parent in connection with the Parent Stockholder Redemption.

(e) Parent will pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

(f) Parent will deposit (or cause to be deposited) with the Exchange Agent the Closing Merger Consideration.

(g) Parent and the Exchange Agent (or, if the Exchange Agent does not agree to serve as escrow agent, such other bank or trust company as is appointed by Parent and reasonably satisfactory to the Company), as escrow agent (the “Escrow Agent”), will enter into an escrow agreement, effective as of the Closing Date, in form and substance reasonably satisfactory to Parent and the Company (the “Escrow Agreement”), pursuant to which Parent will deposit (or cause to be deposited) with the Escrow Agent the Escrow Shares (and the Escrow Shares will be held in the account (the “Escrow Account”) established by the Escrow Agent pursuant to the Escrow Agreement for the duration of the Protection Period and disbursed in accordance with the terms of this Agreement, the PIPE Subscription Agreements, if any, and the Escrow Agreement).

(h) Parent will (on behalf of the Company) pay, or cause to be paid, all Company Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

ARTICLE II

THE MERGERS

Section 2.01 Effective Times. Upon the terms and subject to the conditions of this Agreement, on the Closing Date the Company and First Merger Sub will cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the First Certificate of Merger, being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the Surviving Corporation and Second Merger Sub will cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.02 The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company will consummate the First Merger, pursuant to which First Merger Sub will be merged with and into the Company, following which the separate corporate existence of First Merger Sub will cease, and the Company will continue as the Surviving Corporation after the First Merger and as a direct, wholly-owned subsidiary of Parent (provided, that references to the Company for periods after the Effective Time until the Second Effective Time will include the Surviving Corporation).

(b) At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and DLLCA, the Surviving Corporation will be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation will cease, and Second Merger Sub will continue as the Surviving Entity after the Second Merger and as a direct, wholly-owned subsidiary of Parent (provided, that references to the Company or the Surviving Corporation for periods after the Second Effective Time will include the Surviving Entity).

Section 2.03 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger will be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which will include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger will be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which will include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Surviving Entity and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04 Governing Documents(a) . At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be “Getaround Operating, Inc.” or such other name as is mutually agreed by the Parties. The certificate of formation and operating agreement of Second Merger Sub will be the certificate of formation and operating agreement of the Surviving Entity until, subject to Section 7.13, thereafter amended in accordance with its terms and as provided by Applicable Legal Requirements, except that the name of the Surviving Entity will be “Getaround Operating LLC” or such other name as is mutually agreed by the Parties.

Section 2.05 Directors and Officers of the Surviving Corporation and the Surviving Entity.

(a) The Company will take all lawful actions such that, from and after the Effective Time, the directors and officers of the Surviving Corporation will be such individuals as are mutually agreed by the Parties, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation or removal.

(b) The Surviving Entity will take all lawful action such that, from and after the Second Effective Time, the managers and officers of the Surviving Entity will be the directors and officers of the Surviving Corporation in office immediately prior to the Second Effective Time, each to hold office as provided in the limited liability company agreement of the Surviving Entity, until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation or removal.

Section 2.06 Conversion of Securities; Exchange of Certificates.

(a) Payment Spreadsheet and Rollover Spreadsheet. Not less than five (5) Business Days prior to the Closing Date, the Company will deliver to Parent (i) a schedule (the “Payment Spreadsheet”) setting forth the Company’s good faith (A) allocation of the Closing Merger Consideration among (1) the Company Stockholders and holders of Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of doubt, holders of notes and other securities that will convert to Company Capital Stock in accordance with their terms immediately prior to the Closing as well as holders of shares of Company Restricted Stock, the Company Warrants converted to Company Capital Stock in connection with the Company Warrant Exercise and shares of Company Preferred Stock converted to Company Common Stock in connection with the Company Preferred Stock Conversion), and (2) the holders of Company In-the-Money Vested Options, (B) calculation of the portion of the Closing Merger Consideration payable to (1) each Company Stockholder and each holder of Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of doubt, holders of notes and other securities that will convert to Company Capital Stock in accordance with their terms immediately prior to the Closing), and (2) each holder of Company In-the-Money Vested Options, (C) allocation of the Earnout Shares among the Earnout Recipients, (D) calculation of the portion of the Earnout Shares payable to each Earnout Recipient, which, in the cases of subsections (C) and (D), will be done in accordance with, and taking into account and reflecting the provisions of, Article III, and (E) the percentage of Escrow Shares each Company Stockholder and each holder of Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of doubt, holders of notes and other securities that will convert to Company Capital Stock in accordance with their terms immediately prior to the Closing) will be entitled to receive if any such Escrow Shares will become distributable to the Company Stockholders pursuant to Section 3.03(d), the PIPE Subscription Agreements and the Escrow Agreement and (ii) the Rollover Spreadsheet. The Company’s good faith allocations and calculations set forth in the Payment Spreadsheet and Rollover Spreadsheet will be binding on all parties and will be used by Parent for purposes of issuing all consideration in accordance with this Agreement, absent manifest error. In issuing all consideration pursuant to this Agreement, Parent will be entitled to rely fully on the information set forth in the Payment Spreadsheet and the Rollover Spreadsheet, absent manifest error.

(b) Immediately prior to the Effective Time and after giving effect to the Company Warrant Exercise, (i) each share of Company Preferred Stock that is issued and outstanding as of such time will automatically convert into one share of Company Common Stock (collectively, the “Company Preferred Stock Conversion”), (ii) each share of Non-Voting Common Stock that is issued and outstanding as of such time will automatically convert into one share of Company Common Stock and (iii) each share of Class B Non-Voting Common Stock that is issued and outstanding as of such time will automatically convert into one share of Company Common Stock. All of the shares of Company Preferred Stock, Non-Voting Common Stock and Class B Non-Voting Common Stock converted into shares of Company Common Stock will no longer be outstanding and will cease to exist, and each holder of Company Preferred Stock, Non-Voting Common Stock or Class B Non-Voting Common Stock, as applicable, will thereafter cease to have any rights with respect to such securities.

(c) Immediately prior to the Effective Time, each share of Parent Class B Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of Parent Class A Stock equal to the Class B Conversion Ratio (for the avoidance of doubt, after taking into account the Sponsor Support Agreement and the waiver of Section 4.3(b)(ii) of the Parent Charter contained therein).(d) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, First Merger Sub, Second Merger Sub, the Company, the Company Stockholders, or the holders of any of the securities of Parent, the following will occur:

(i) Each share of Company Common Stock (including shares of Company Restricted Stock, the Company Warrants converted to Company Capital Stock in connection with the Company Warrant Exercise, shares of Company Preferred Stock converted to Company Common Stock in connection with the Company Preferred Stock Conversion and shares resulting from the conversion of notes and other securities convertible into Company Common Stock in connection with the Closing, but excluding the Excluded Shares) issued and outstanding immediately prior to the Effective Time will be canceled and automatically deemed for all purposes to represent the right to receive a number of shares of Parent Class A Stock, with each holder of Company Common Stock having the right to receive the number of shares of Parent Class A Stock set forth opposite such holder’s name as set forth in the Payment Spreadsheet.

(ii) Each issued and outstanding share of common stock of First Merger Sub will be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which will constitute the only outstanding shares of capital stock of the Surviving Corporation.

(iii) Each share of Company Common Stock held in the Company’s treasury or owned by Parent, First Merger Sub, Second Merger Sub or the Company immediately prior to the Effective Time (together with the Dissenting Shares, the “Excluded Shares”), will be canceled and no consideration will be paid or payable with respect thereto.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Stock will be issued upon the delivery for exchange of shares of Company Common Stock, no dividends or other distributions with respect to shares of Parent Class A Stock will be payable on or with respect to any such fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent or the Surviving Corporation. No payment will be made with respect to fractional shares of Parent Class A Stock and the number thereof will be rounded down to the nearest whole number.

(f) The number of shares of Parent Class A Stock that the Company Stockholders are entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement will be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Stock occurring on or after the date hereof and prior to the Closing.

(g) Notwithstanding anything herein to the contrary, in no event will Parent be required to issue in connection with the Mergers or any of the other Transactions a number of shares of Parent Class A Stock (including shares of Parent Class A Stock issuable as a result of any conversion, exercise or exchange of securities of the Company) in excess of the aggregate number of shares of Parent Class A Stock issuable in accordance with the Payment Spreadsheet and the Rollover Spreadsheet and, with respect to the Escrow Shares, the applicable provisions of Article III and the PIPE Subscription Agreements.

(h) Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party, any Company Stockholder, or the holders of any shares of capital stock of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be canceled and will cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Second Merger Sub outstanding immediately prior to the Second Effective Time will be converted into and become the membership interests of the Surviving Entity, which will constitute all of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the membership interests of the Second Merger Sub will be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 2.07 Exchange of Certificates.

(a) Prior to the Effective Time, Parent will appoint Continental (the “Exchange Agent”; it being agreed if Continental will not accept such appointment, Parent will appoint another commercial bank or trust company as Exchange Agent) for the purpose of exchanging certificates representing Company Common Stock (each, a “Certificate”) or book-entry shares representing Company Common Stock (including, with respect to such Certificates and book-entry shares, the Company Warrants converted to Company Capital Stock in connection with the Company Warrant Exercise and shares of Company Preferred Stock converted to Company Common Stock in connection with the Company Preferred Stock Conversion, but excluding Excluded Shares) and otherwise distributing to each holder of Company Common Stock (including the Company Warrants converted to Company Capital Stock in connection with the Company Warrant Exercise and shares of Company Preferred Stock converted to Company Common Stock in connection with the Company Preferred Stock Conversion, but excluding Excluded Shares) the portion of the Closing Merger Consideration issuable to each such holder of Company Common Stock.

(b) At the Effective Time, Parent will make available to the Exchange Agent the portion of the Closing Merger Consideration required to fund the payments set forth in Section 2.06(d)(i). Such shares of Parent Class A Stock deposited with the Exchange Agent will be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, Parent will deliver irrevocable instructions to the Exchange Agent to deliver such foregoing portion of the Closing Merger Consideration out of the Exchange Fund in the manner it is contemplated to be issued pursuant to this Article II.

(c) As promptly as reasonably practicable following the Effective Time, the Exchange Agent will mail to each holder of Company Common Stock (including the Company Warrants converted to Company Capital Stock in connection with the Company Warrant Exercise and shares of Company Preferred Stock converted to Company Common Stock in connection with the Company Preferred Stock Conversion, but excluding Excluded Shares): (i) a letter of transmittal in customary form (the “Letter of Transmittal”); (ii) instructions for surrendering book-entry shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.07(f)), as applicable; and (iii) a counterpart signature page to each of the Stockholder Consent, in the case of Company Stockholders that have not previously executed and delivered such agreements to Parent or the Company (collectively, the “Surrender Documentation”); provided, however, the Exchange Agent will not be required to deliver a Letter of Transmittal to any holder of Company Common Stock that has delivered its Letter of Transmittal and Surrender Documentation, if applicable, with respect to such holder’s Company Common Stock to the Exchange Agent at least two (2) Business Days prior to the Closing Date. Upon receipt by the Exchange Agent of the completed Letter of Transmittal and the Surrender Documentation, the Exchange Agent will deliver to the holder of such Company Common Stock the portion of the Closing Merger Consideration payable to such holder in respect of the Company Common Stock held by such holder in accordance with the terms of Section 2.06, less any required Tax withholdings as provided in Section 2.11; provided, however, if the holder of such Company Common Stock delivers to the Exchange Agent the Letter of Transmittal and Surrender Documentation, at least two (2) Business Days prior to the Closing Date, the Exchange Agent will deliver to the holder of such Company Common Stock the portion of the Closing Merger Consideration payable to such holder on the Closing Date or as promptly as practicable thereafter. All Certificates or book-entry shares surrendered by the Company Stockholders will forthwith be canceled. Until a Letter of Transmittal and Surrender Documentation has been received by the Exchange Agent, each share of Company Capital Stock will represent after the Effective Time for all purposes only the right to receive the portion of the Closing Merger Consideration payable in respect of such share of Company Capital Stock pursuant to Section 2.06. No interest will be paid or accrued on any amount payable upon due submission of any Letter of Transmittal or, if applicable, Surrender Documentation. As of the Effective Time, each Company Stockholder will cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate or book-entry share relating to the ownership of shares of Company Common Stock (other than Excluded Shares) will thereafter represent only the right to receive the applicable portion of the Closing Merger Consideration.

(d) From and after the Effective Time, there will be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or book-entry share is presented to the Surviving Corporation, the Surviving Entity, Parent or the Exchange Agent for transfer, it will be canceled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.11) the portion of the Closing Merger Consideration represented by such Certificate or book-entry share.

(e) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders for one hundred eighty (180) days after the Effective Time will be delivered to the Surviving Entity. Any Company Stockholder who has not theretofore complied with this Article II will thereafter look only to the Surviving Entity for payment of their respective portion of the Closing Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.11) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in this Section 2.07(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Surviving Entity, Parent, the Exchange Agent or any other Person will be liable to any former Company Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements.

(f) In the event any Certificate will have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue the portion of the Closing Merger Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 2.11).

Section 2.08 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company will provide to Parent a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Company Transaction Costs”). On the Closing Date following the Second Effective Time, Parent will pay or cause to be paid by wire transfer of immediately available funds all such Company Transaction Costs. For the avoidance of doubt, the Company Transaction Costs will not include any fees and expenses of the Company Stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parent will provide to the Company a written report setting forth a list of all unpaid fees, expenses and disbursements incurred by or on behalf of Parent, First Merger Sub or Second Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Parent, First Merger Sub or Second Merger Sub in connection with the Transactions or otherwise in connection with Parent’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Parent Transaction Costs”). On the Closing Date following the Second Effective Time, Parent will pay or cause to be paid by wire transfer of immediately available funds all such Parent Transaction Costs.

(c) Parent will not pay or cause to be paid any Parent Transaction Costs or Company Transaction Costs other than in accordance with this Section 2.08 and Section 11.10.

Section 2.09 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Company Stockholders who will have neither voted in favor of the Mergers nor consented thereto in writing, and who will have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all provisions of the DGCL relevant to the exercise and perfection of appraisal rights under Section 262 of the DGCL (collectively, the “Dissenting Shares”), will not be converted into or become the right to receive, and such stockholders will have no right to receive, any consideration pursuant to this Agreement or any other Transaction Agreement, including the Aggregate Merger Consideration. At the Effective Time, all Dissenting Shares will be canceled and will cease to exist and will represent only those rights provided under Section 262 of the DGCL. If, after the Effective Time, any holder of Dissenting Shares fails to perfect or effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL, such shares will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any consideration, including the Aggregate Merger Consideration, that such shares are entitled to receive under this Agreement and any other Transaction Agreement, without any interest thereon, upon surrender, in the manner provided in this Agreement or any such other Transaction Agreement, of the certificate or certificates that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company will give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent (which consent will not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.10 Treatment of Company Options; Company RSUs; Company Warrants; Bridge Notes.

(a) Effective as of the Effective Time, each Company In-the-Money Vested Option granted under any Company Incentive Plan that is outstanding and unexercised immediately prior to the Effective Time will be converted (with such conversion calculated net of any applicable exercise price) into a right to receive a number of shares of Parent Class A Stock as set forth in the Payment Spreadsheet, with each holder of Company In-the-Money Vested Options to receive that number of shares of Parent Class A Stock set forth opposite each holder’s name in the Payment Spreadsheet.

(b) Effective as of the Effective Time, each Company Option that is not a Company In-the-Money Vested Option granted under any Company Incentive Plan that is outstanding and unexercised immediately prior to the Effective Time, will be assumed by Parent and will be converted into a stock option (a “Parent Option”) to acquire shares of Parent Class A Stock in accordance with this Section 2.10(b). Each such Parent Option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Incentive Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Parent Option as so assumed and converted will be for that number of shares of Parent Class A Stock set forth in theRollover Spreadsheet; provided, however, that the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to the Parent Options will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Parent Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. As of the Effective Time, all Company Options will no longer be outstanding and each holder of Parent Options will cease to have any rights with respect to such Company Options, except as set forth in this Section 2.10(b).

(c) The Company will take all steps necessary to ensure that any Company RSU that would otherwise be vested and outstanding immediately prior to the Effective Time will be settled prior to the Effective Time such that such vested Company RSUs are not outstanding immediately prior to the Effective Time. Effective as of the Effective Time, each Company RSU that is unvested and outstanding immediately prior to the Effective Time, will be assumed by Parent and will be converted into a restricted stock unit (a “Parent RSU”) covering shares of Parent Class A Stock in accordance with this Section 2.10(c). Each such Parent RSU as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the Company RSUs immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Incentive Plan, in any award agreement or in such Company RSU by reason of this Agreement or the Transactions). As of the Effective Time, each such Parent RSU as so assumed and converted will be for that number of shares of Parent Class A Stock set forth in the Rollover Spreadsheet. As of the Effective Time, all Company RSUs will no longer be outstanding and each holder of Parent RSUs will cease to have any rights with respect to such Company RSUs, except as set forth in this Section 2.10(c).

(d) Effective as of the Effective Time, after giving effect to the Company Warrant Exercise, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will automatically terminate in accordance with its terms and be of no further or effect as of the Effective Time; provided that the foregoing will not affect the ability of a holder of any Company Warrants to exercise such Company Warrants in connection with the Transactions pursuant to the terms of such Company Warrants.

(e) Effective as of the Effective Time, each Bridge Note and New Getaround Bridge Note that is outstanding will convert in accordance with its terms and each holder thereof will receive that number of shares of Parent Class A Stock set forth opposite such holder’s name in the Payment Spreadsheet.

(f) The Company will take all necessary actions to effect the treatment of Company Options, Company RSUs and Company Warrants as set forth in this Agreement and in accordance with the Company Incentive Plans and the applicable award agreements.

Section 2.11 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent, the Escrow Agent and their respective Affiliates will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements; provided, however, if Parent, First Merger Sub, Second Merger Sub, any of

their respective Affiliates, or any Person acting on their behalf determines that any payment to the Company Stockholders hereunder is subject to deduction and/or withholding, then Parent will provide notice to the relevant payee (except with respect to amounts or items treated as relating to compensation for services for Tax purposes) as soon as reasonably practicable after such determination. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld will be timely remitted to the applicable Governmental Entity.

Section 2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, First Merger Sub and Second Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.13 Tax Treatment of the Mergers. The Parties intend that, for U.S. federal income tax purposes, the Mergers will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations (the “Intended Tax Treatment”) and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, whether before or after the Mergers, if such fact, circumstance or action would be reasonably expected to cause the Mergers, taken together, to fail to qualify for the Intended Tax Treatment. The Mergers, taken together, will be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by applicable law as a result of a “determination” (within the meaning of Section 1313(a) of the Code). The Parties will reasonably cooperate, and will cause their respective Representatives to reasonably cooperate, to document and support the Intended Tax Treatment, including providing factual support letters of the sort customarily provided as the basis for a legal opinion that the Mergers qualify for the Intended Tax Treatment.

ARTICLE III

EARNOUT SHARES AND ESCROW SHARES

Section 3.01 Issuance of Earnout Shares.

(a) Following the Closing, in addition to the Closing Merger Consideration, if, at any time during the period following the Closing Date (inclusive of the Closing Date) and expiring on the seventh (7th) anniversary of the Closing Date (the “Earnout Period”):

(i) the VWAP of the shares of Parent Class A Stock equals or exceeds $13.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the First Level Earnout Target, Parent will issue or cause to be released from vesting (A) 3,400,000 shares of Parent Class A Stock (the “First Level Earnout Shares”) to the Company Stockholders, the holders of Bridge Notes, the holders of Company In-the-Money Vested Options (the “Earnout Recipients”), in accordance with, and pursuant to, the Payment Spreadsheet, and (B) 1,100,000 shares of Parent Class A Stock (the “First Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan;

(ii) the VWAP of the shares of Parent Class A Stock equals or exceeds $17.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Second Level Earnout Target, Parent will issue or cause to be released from vesting (A) 3,400,000 shares of Parent Class A Stock (the “Second Level Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet, and (B) 1,100,000 shares of Parent Class A Stock (the “Second Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan;

(iii) the VWAP of the shares of Parent Class A Stock equals or exceeds $25.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Third Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Third Level Earnout Target, Parent will issue or caused to be released from vesting (A) 4,533,333 shares of Parent Class A Stock (the “Third Level Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet and (B) 1,466,667 shares of Parent Class A Stock (the “Third Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan;

(iv) the VWAP of the shares of Parent Class A Stock equals or exceeds $30.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Fourth Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Fourth Level Earnout Target, Parent will issue or caused to be released from vesting (A) 5,666,666 shares of Parent Class A Stock (the “Fourth Level Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet and (B) 1,833,334 shares of Parent Class A Stock (the “Fourth Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan;

(v) the VWAP of the shares of Parent Class A Stock equals or exceeds $37.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Fifth Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Fifth Level Earnout Target, Parent will issue or cause to be released from vesting (A) 5,666,667 shares of Parent Class A Stock (the “Fifth Level Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet and (B) 1,833,333 shares of Parent Class A Stock (the “Fifth Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan;

(vi) the VWAP of the shares of Parent Class A Stock equals or exceeds $46.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Sixth Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Sixth Level Earnout Target, Parent will issue or cause to be released from vesting (A) 5,666,667 shares of Parent Class A Stock (the “Sixth Level Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet and (B) 1,833,333 shares of Parent Class A Stock (the “Sixth Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan; and

(vii) the VWAP of the shares of Parent Class A Stock equals or exceeds $55.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Seventh Level Earnout Target” and, together with the First Level Earnout Target, the Second Level Earnout Target, the Third Level Earnout Target, the Fourth Level Earnout Target, the Fifth Level Earnout Target and the Sixth Level Earnout Target, the “Earnout Targets”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Seventh Level Earnout Target, Parent will issue or cause to be released from vesting (A) 5,666,667 shares of Parent Class A Stock (the “Seventh Level Earnout Shares” and together with the First Level Earnout Shares, the Second Level Earnout Shares, the Third Level Earnout Shares, the Fourth Level Earnout Shares, the Fifth Level Earnout Shares and the Sixth Level Earnout Shares, the “Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet and (B) 1,833,333 shares of Parent Class A Stock (the “Seventh Level Incentive Earnout Shares” and together with the First Level Incentive Earnout Shares, the Second Level Incentive Earnout Shares, the Third Level Incentive Earnout Shares, the Fourth Level Incentive Earnout Shares, the Fifth Level Incentive Earnout Shares and the Sixth Level Incentive Earnout Shares, the “Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan.

(b) If, during the Earnout Period, there is a Change of Control in which the stockholders of Parent have the right to exchange their shares for cash, securities or other property having a value equaling or exceeding the VWAP underlying the Earnout Targets (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Parent Board) (an “Acceleration Event”), then, immediately prior to the consummation of such Change of Control, (a) any such Earnout Target that has not previously occurred will be deemed to have occurred and (b) Parent will issue or caused to be released from vesting the applicable Earnout Shares to the Earnout Recipients in accordance with, and pursuant to, the Payment Spreadsheet and the Incentive Earnout Shares to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan, and the Earnout Recipients and the Company Personnel will be eligible to participate in such Change of Control with respect to such Earnout Shares and Incentive Earnout Shares, as applicable. The applicable Earnout Target will be deemed satisfied in connection with a Change of Control if (a) the aggregate value of the proceeds payable to, or in the event of an asset sale, available for distribution to, Parent’s stockholders divided by (b) the sum of (i) the number of outstanding Parent Class A Stock immediately prior to the consummation of such Change of Control plus (ii) the number of Parent Class A Stock issuable pursuant to the applicable Earnout Target, will be equal to or will exceed the VWAP underlying the applicable Earnout Target.

(c) Notwithstanding the foregoing, none of the Earnout Shares issuable pursuant to Section 3.01(a) will be released to any Earnout Recipient who is required to file a notification pursuant to the HSR Act or under any applicable Antitrust Laws until any applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws has expired or been terminated, or required approval under any other Antitrust Law is obtained; provided, that any such Earnout Recipient has notified Parent of such required filing pursuant to the HSR Act or other Antitrust Law in connection therewith following reasonable advance notice from Parent of the reasonably anticipated issuance of Earnout Shares.

(d) For the avoidance of doubt, the Earnout Targets may all be satisfied over the same period of Trading Days or any other periods that have overlapping Trading Days, and if each Earnout Target is separately met (i) the Earnout Shares and the Incentive Earnout Shares in connection with each such Earnout Target will be earned and no longer subject to the restrictions set forth in this Section 3.01, and will be cumulative with the Earnout Shares and Incentive Earnout Shares earned prior to such time and (ii) in no event will the Earnout Recipients be entitled to receive in the aggregate more than the Earnout Shares nor will the Company Personnel receive in the aggregate more than the Incentive Earnout Shares.

(e) The issuance of the Incentive Earnout Shares in accordance with this Section 3.01 will be made under the Equity Incentive Plan and will be provided for by resolution of the Parent Board. The Equity Incentive Plan will reserve 11,000,000 Incentive Earnout Shares (the “Incentive Earnout Shares Pool”) for issuance to the Company Personnel, to be issued upon achievements of the Earnout Targets.

(f) If any Earnout Target will not have been satisfied during the Earnout Period, the obligations to issue Earnout Shares and Incentive Earnout Shares in this Section 3.01 with respect to such Earnout Target will terminate and no longer apply.

(g) The Earnout Shares, Incentive Earnout Shares and the Earnout Targets will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Class A Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Class A Stock, occurring on or after the date hereof and prior to the time any such Earnout Shares or Incentive Earnout Shares, as applicable, are delivered to the Earnout Recipients or Company Personnel, if any.

Section 3.02 Tax Treatment of Earnout Shares. Any issuance of Earnout Shares, including any issuance of Earnout Shares made upon the occurrence of an Acceleration Event pursuant to Section 3.01(b), will be treated as an adjustment to the Aggregate Merger Consideration by the Parties hereto for Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by applicable law as a result of a “determination” (within the meaning of Section 1313(a) of the Code).

Section 3.03 Escrow Shares.

(a) Subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, one million (1,000,000) Escrow Shares will be set aside and allocated as agreed upon by Parent and the Company, including for the benefit of some or all of the Non-Redeeming Parent Stockholders.

(b) In the event of a PIPE Investment, a number of Escrow Shares equal to (i) 8,333,333 multiplied by (ii) a fraction, (A) the numerator of which will be the lesser of (y) the PIPE Investment Amount and (z) $125,000,000 and (B) the denominator of which will be $125,000,000 (the “PIPE Protection Shares”), will be set aside for the benefit of the PIPE Investors and will be allocable to the PIPE Investors pursuant to the PIPE Subscription Agreements and the Escrow Agreement. The PIPE Protection Shares will be the only shares of Parent Class A Stock in the Escrow Account set aside for the benefit of the PIPE Investors. The PIPE Protection Shares will be held in the Escrow Account and disbursed in accordance with the terms of this Agreement, the Escrow Agreement and the PIPE Subscription Agreements (including any vesting terms applicable to Escrow Shares contained therein).

(c) Subject to Section 3.03(a) and Section 3.03(b), the remaining portion of the Escrow Shares, including any remaining PIPE Protection Shares not allocated pursuant to Section 3.03(b) (the “Additional Shares”) will be set aside and allocated as agreed upon by Parent and the Company, including, in case the PIPE Investment Amount is less than $125,000,000, for the benefit of some or all of the Non-Redeeming Parent Stockholders. If Parent and the Company fail to agree upon an allocation of the Additional Shares, then all of the Additional Shares will be allocated for the benefit of the Non-Redeeming Parent Stockholders. The Additional Shares will be held in the Escrow Account and disbursed in accordance with the terms of this Agreement, the Escrow Agreement and as may be agreed upon by Parent and the Company.

(d) Following the expiration of the Protection Period, subject to Section 3.03(a), Section 3.03(b) and Section 3.03(c), should any of the Escrow Shares remain, then Parent and the Company will, as soon as practicable, instruct the Escrow Agent to distribute such Escrow Shares pro rata to the Company Stockholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the letter dated as of the date hereof delivered by the Company to Parent, First Merger Sub and Second Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 4.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or assets or the character of its activities requires it to be so licensed, qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company as amended and currently in effect, have been made available to Parent or its Representatives. The Company is not in violation in any material respect of its Charter Documents.

Section 4.02 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 4.02(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company has made available to Parent or its Representatives true and complete copies of the Charter Documents of the Company Subsidiaries, as amended and currently in effect. None of the Company Subsidiaries is in violation in any material respect of its Charter Documents.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of the following shares, each with a par value of $0.00001 per share: (i) 287,000,000 shares of common stock (“Company Common Stock”), of which 56,487,116 shares are issued and outstanding, (ii) 99,000,000 shares of non-voting common stock (“Non-Voting Common Stock”), of which 22,155,719 shares are issued and outstanding, (iii) 300,000 shares of class B non-voting common stock (“Class B Non-Voting Common Stock”), of which 285,937 shares are issued and outstanding, and (iv) 186,388,450 shares of preferred stock (“Company Preferred Stock”), of which (A) 14,497,716 shares are designated Series A Preferred Stock, of which 10,678,459 shares are issued and outstanding, (B) 11,980,730 shares are designated Series B Preferred Stock (the “Series B Preferred Stock”), of which 5,119,213 shares are issued and outstanding, (C) 18,526,490 shares are designated Series C Preferred Stock, of which 10,836,279 shares are issued and outstanding, (D) 45,812,043 shares are designated Series D Preferred Stock (the “Series D Preferred Stock”), of which 44,439,418 shares are issued and outstanding, (E) 2,712,109 shares are designated Series D-2 Preferred Stock, none of which are issued and outstanding, (F) 5,344,476 shares are designated Series D-3 Preferred Stock (the “Series D-3 Preferred Stock”), of which 5,344,476 shares are issued and outstanding, (G) 23,960,873 shares are designated Series E Preferred Stock (the “Series E Preferred Stock”), of which 18,987,106 shares are issued and outstanding, (H) 22,286,950 shares are designated Series E-1 Preferred Stock, of which 22,286,925 shares are issued and outstanding, (I) 23,437,500 shares are designated Series E-2 Preferred Stock (the “Series E-2 Preferred Stock”), of which 6,784,347 shares are issued and outstanding, and (J) 17,829,563 shares are designated Series E-3 Preferred Stock (the “Series E-3 Preferred Stock”), of which 1,244,801 shares are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with Applicable Legal Requirements, and all requirements set forth in (A) the Charter Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Applicable Legal Requirement, the Charter Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than Liens arising pursuant to applicable securities laws). Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including notes and other securities convertible into equity securities) of the Company and the number of shares or other equity interests held by each such holder as of the date hereof.

(b) As of the date hereof, Company Warrants to purchase (i) 354,353 shares of Company Common Stock, (ii) 300,000 shares of Series B Preferred Stock, (iii) 11,674,564 shares of Series E-2 Preferred Stock, and (iv) 16,584,742 shares of Series E-3 Preferred Stock are authorized and outstanding, and no other warrants to purchase shares of Company Capital Stock are authorized or outstanding. All outstanding Company Warrants: (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Remedies Exception; (ii) have been offered, sold and issued in compliance in all material respects with the Applicable Legal Requirements, and all requirements set forth in (A) the Charter Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Applicable Legal Requirement, the Charter Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than Liens arising pursuant to applicable securities laws).

(c) As of the date hereof, (i) Company Options to purchase 18,547,514 shares of Company Common Stock, with an aggregate exercise price equal to $19,712,285.38, of which 1,761,661 Company Options that have not been exercised have early exercise features, (ii) Company Restricted Stock with respect to 16,616,502 shares of Company Common Stock, of which 4,658,334 shares of restricted Company Common Stock have been received upon the early exercise of Company Options and are subject to vesting conditions as of the date hereof, and (iii) Company RSUs with respect to 3,472,025 shares of Company Common Stock as of the date hereof, are outstanding. Section 4.03(c) of the Company Disclosure Letter includes a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date hereof, holds a Company Award, the number of shares of Company Common Stock subject thereto, vesting schedule and if applicable, the exercise price or purchase price applicable thereto. All Company Awards are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly issued and properly approved by the Company Board (or appropriate committee thereof). Each Company Option that is subject to U.S. tax law has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant or is structured to comply with, or be exempt from, Section 409A of the Code.

(d) Except for the Company Awards that are evidenced by award agreements in substantially the forms previously made available to Parent and are not otherwise subject to terms that are materially different from those set forth in such forms, there are (i) no subscriptions, calls, options, warrants, preemptive rights, conversion rights or other rights or other securities convertible into or exchangeable or exercisable for Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests, restricted share units, contingent value rights or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. The Company is not party to any shareholders agreement, proxies, voting trust, voting agreement, registration rights agreement or other agreements relating to its equity interests.

(e) The outstanding shares of capital stock or equity interests of each of the Company Subsidiaries: (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with Applicable Legal Requirements, including federal and state securities laws, and all requirements set forth in (A) the Charter Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Applicable Legal Requirements, the Charter Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of such Company Subsidiaries. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Company Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of law), plans or other agreements of any character providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(f) Except as otherwise provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.04 Due Authorization.

(a) The Company has all requisite corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions, subject to the Company Requisite Stockholder Approval. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite action, including approval by the Company Board and, following receipt of the Company Requisite Stockholder Approval, the Company Stockholders as required by the DGCL, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. The Company Holders own shares of Company Capital Stock that represent outstanding voting power of the Company sufficient to constitute the Company Requisite Stockholder Approval. This Agreement and the other Transaction Agreements to which it is or will be a party have been or will be duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub) constitute or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded), the Company Board has unanimously: (i) determined that it is fair and in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (ii) approved this Agreement and the Transactions, including the Mergers, in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; (iii) resolved to submit this Agreement and the Transactions (including the Mergers) to the stockholders of the Company for their approval and adoption by written consent; and (iv) resolved to recommend adoption of this Agreement and approval of the Transactions (including the Mergers) by the stockholders of the Company by written consent. No other corporate action is required on the part of the Company or any of the Company Stockholders or the holders of other equity interests of the Company to enter into this Agreement and the other Transaction Agreements to which the Company is party and to perform the transactions contemplated hereby and thereby and to approve the Mergers, other than the Company Requisite Stockholder Approval. The Company Requisite Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock or other equity interests required to approve and adopt this Agreement and the Transaction Agreements and approve the Mergers and consummate the Mergers and the other transactions contemplated hereby and thereby.

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company is a party by the Company do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Charter Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, or terminate or result in the termination of, any Contract to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest; (iv) result in the creation of any Lien upon any of the properties or assets of any of the Group Companies, under any Contract to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien, except to the extent that the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of Parent contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions, except for: (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or any similar foreign Law; (ii) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole; (iii) compliance with any applicable requirements of the securities laws; (iv) as otherwise disclosed on Section 4.05(b) or Section 8.01(d) of the Company Disclosure Letter; (v) the filing of the First Certificate of Merger in accordance with the DGCL; and (vi) the filing of the Second Certificate of Merger in accordance with the DLLCA.

(c) The Company is not a TID US business as defined in 31 C.F.R. § 800.248.

Section 4.06 Legal Compliance; Approvals.

(a) Each of the Group Companies has during the past three (3) years complied with, and is not currently in violation of, any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Group Companies, taken as a whole. No written, or to the Knowledge of the Company, oral notice of non-compliance with any Applicable Legal Requirements has been received during the past three (3) years by any of the Group Companies.

(b) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, and is in compliance in all material respects with all material terms and conditions of such Approvals. All of such Approvals are valid and have not been terminated and none of such Approvals will be terminated as a result of, or in connection with, the consummation of the Transactions. No Group Company is in material default under any such Approval and, to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Approval, and no Legal Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Approval in a manner that has or would reasonably be expected to have a material adverse effect on the ability of the applicable Group Company to use such Approval to conduct its business.

Section 4.07 Financial Statements.

(a) Set forth on Section 4.07(a) of the Company Disclosure Letter are true, correct and complete copies of: (i) the audited consolidated balance sheets as of December 31, 2021, 2020 and 2019 and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2021, 2020 and 2019 together with the auditor’s reports thereon (the “Audited Financial Statements”). The Audited Financial Statements were derived from the books and records of the Group Companies, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. The Audited Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Audited Financial Statements in conformity with GAAP. Since December 31, 2021, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) The Company has established and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s authorization; (ii) all income and expense items are in all material respects properly recorded for the relevant periods in accordance with the policies maintained by the Group Companies; and (iii) financial statements and reports for external purposes are prepared in accordance with GAAP (“Internal Controls”). The Company has not identified in writing and has not received written or, to the Knowledge of the Company, oral notice from an independent auditor of (x) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies, (y) any facts that, in their totality, reasonably constitute fraud that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and, to the Knowledge of the Company, there are no facts that, in their totality, reasonably constitute fraud committed by the Company or any of its Affiliates (other than a Group Company), the management of any Group Company or any other Person, which actual and intentional common law fraud involves any Group Company or their respective management, employees, assets or operations.

(c) Each of the independent auditors for the Group Companies, with respect to their report as included in the Audited Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC.

(d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e) No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(f) Set forth in Section 4.07(f) of the Company Disclosure Letter are true and correct copies of the draft audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2020, and drafts of the related audited consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2021 and December 31, 2020 (the “Draft PCAOB Financial Statements”). The PCAOB Audited Financials, when delivered pursuant to Section 7.01(d), will (i) be true and complete, (ii) be prepared in accordance with GAAP applied on a consistent basis through the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Group Companies as at the date(s) thereof and for the period(s) indicated therein, except as otherwise noted therein. The PCAOB Audited Financials will be substantially similar to the Audited Financial Statements in respect of the presentation of cash, accounts receivable, operating liabilities and billings.

Section 4.08 No Undisclosed Liabilities. The Group Companies have no liabilities, debts or obligations (asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured), except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Audited Financial Statements in the ordinary course of the operation of business of the Group Companies (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Company Material Contract, breach of warranty, tort, infringement or violation of a material Legal Requirement); (c) liabilities arising under this Agreement and/or the performance by the Company of its obligations hereunder; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.09 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since December 31, 2021 through the date hereof, (a) each of the Group Companies has conducted its business in the ordinary course consistent with past practice, (b) the Group Companies have not sold, assigned or otherwise transferred ownership of any of their material assets (including Intellectual Property) other than sales, assignments or transfers in the ordinary course of business, (c) the Group Companies have not suffered or imposed any Lien (other than any Permitted Lien) upon any of material assets (including any Owned Intellectual Property) and (d) there has not been any effect, change, event, fact, condition or occurrence, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Since the date of the Audited Financial Statements, the Company has not taken or omitted to take any action that, if taken or omitted to be taken after the date hereof would require the prior written consent of Parent pursuant to Section 6.01.

Section 4.10 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there are: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; (b) no pending or threatened Legal Proceedings by any of the Group Companies against any third Person; (c) no settlements or similar agreements that imposes any ongoing obligations or restrictions on any of the Group Companies or any of their properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; and (d) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such. The Group Companies are not subject to one or more final or non-appealable judgments or decrees that have not otherwise been vacated, discharged or stayed or bonded pending appeal involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) equal to or exceeding $2,500,000 in the aggregate.

Section 4.11 Company Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent or its Representatives, to the extent applicable, true, correct and complete copies of: (i) such Company Benefit Plan, including any amendments thereto, and any trust agreement, insurance contract or other funding vehicle relating to such plan (or if such Company Benefit Plan is not set forth in a written document, a written description of such plan specifying its material terms); (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required, together with summaries of all material modifications thereto; (iii) the two (2) most recent annual reports on Form 5500 and all schedules and financial statements attached thereto and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan; and (v) any material non-routine correspondence with any Governmental Entity regarding any Company Benefit Plan during the past three (3) years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (i) each Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) No Company Benefit Plan is or was within the past six (6) years, and neither the Company nor any Company Subsidiaries nor any of their ERISA Affiliates has, within the past six (6) years, sponsored, been obligated to contribute to, or has any reasonable expectation of current or contingent liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) Neither the Company, any Company Benefit Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material liability to the Group Companies, taken as a whole. Neither the Company nor any Company Subsidiaries has engaged in a transaction that would reasonably be expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g) None of the Company Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(h) The Group Companies and each of their ERISA Affiliates have complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Company Benefit Plan that is a group health plan.

(i) Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in connection with any other event(s): (i) result in any material payment or benefit becoming due to any current or former employee, officer, contractor or director of the Company or its Subsidiaries or under any Company Benefit Plan; (ii) increase any material amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor or director of the Company or its Subsidiaries or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any material benefits to any current or former employee, contractor or director of the Company or its Subsidiaries or under any Company Benefit Plan; (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (v) result in any limit on the right to merge, amend or terminate any Company Benefit Plan on or after the Effective Time.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

(k) The Company maintains no obligations to gross-up, indemnify, make whole or reimburse any individual for or with respect to any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(l) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

Section 4.12 Labor Relations.

(a) No Group Company is a party to or bound by any collective bargaining agreement or other Contract with a labor union, works council or labor organization respecting persons employed by any Group Company. No employee of any Group Company is represented by a labor union, works council, or other labor organization with respect to their employment by any Group Company. The execution and delivery of this Agreement and the performance of this Agreement and the Transactions do not require any Company Group to seek or obtain any consent, engage in consultation with, or issue any notice to any labor unions, works council or labor organizations.

(b) To the Knowledge of the Company, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company or any of the Company Subsidiaries and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. There are no pending or, to the Knowledge of the Company, threatened, and for the past three (3) years there have been no, strikes, pickets, work stoppages, slowdowns, union organization activities (including, but not limited to, union organization campaigns or requests for representation), lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against or involving the Company and any employee, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c) As of the date hereof, there are no complaints, charges or claims against the Company pending or, to the Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(d) The Company is, and for the past three (3) years, has been, in compliance with all Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours of work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Legal Requirement, collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the three (3) years prior to the date hereof and no such events are reasonably expected to occur prior to Closing.

(e) During the past three (3) years, there have been no employment discrimination or sexual harassment allegations raised, brought, threatened in writing, or settled relating to any employee at the level of vice president or above, appointed officer or director of the Company involving or relating to his or her services provided to the Company. The policies and practices of the Group Companies comply with all federal, state, and local Legal Requirements concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(f) To the Knowledge of the Company, no senior executive of the Company or any of the Company Subsidiaries has provided notice of his or her intention to terminate his or her employment as a result of or following the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no senior executive of the Company or any of the Company Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or any Company Subsidiaries or the ability of the Company and/or any of the Company Subsidiaries to conduct its or their business.

Section 4.13 Real Property; Tangible Property.

(a) No Group Company owns, or has ever owned, any real property.

(b) Section 4.13(b) of the Company Disclosure Letter lists, as of the date hereof, all real property leased or subleased by the Group Companies, as tenant or subtenant (the “Leased Real Property”) including the address of such Leased Real Property and all leases, subleases, licenses, occupancy agreements and other similar documents related to the Group Companies’ use or occupancy of any Leased Real Property, including all amendments, and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”). The Company or one of the Company Subsidiaries has a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property free and clear of all Liens (other than Permitted Liens). No party to any Company Real Property Lease has exercised any termination rights with respect thereto. No Leased Real Property, or any portion thereof, is currently sublet or sublicensed by any Group Company to a third Person. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Leased Real Property which, individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

(c) The Company or one of the Company Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than (i) Permitted Liens, and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group

Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by (or with respect to) the Group Companies have been timely filed (after giving effect to any valid extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b) The Group Companies have paid all material amounts of their Taxes which are due and payable. All material Taxes incurred but not yet due and payable (i) for periods covered by the Audited Financial Statements have been accrued and adequately disclosed on the Audited Financial Statements of the Group Companies in accordance with GAAP, and (ii) for periods not covered by the Audited Financial Statements have been accrued on the books and records of the Group Companies.

(c) The Group Companies have complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company (nor to the Knowledge of the Company is there any), which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against any Group Company with respect to any Taxes due from such entities (and, to the Knowledge of the Company, no such audit is pending or contemplated).

(e) There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which any Group Company could be liable after the Closing Date for the Tax liability of any Person other than one or more of the Group Companies, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(g) None of the Group Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the past two years.

(h) None of the Group Companies has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) No Group Company (i) has any liability for the Taxes of another Person (other than another Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Legal Requirements), as a transferee or a successor or pursuant to any other Legal Requirements, or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).

(j) No Group Company has consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect and no written request for any such waiver or extension is currently pending.

(k) No Group Company has a permanent establishment in any country other than the country of its organization, or has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(l) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign tax Legal Requirements); (iii) other than in the ordinary course of business a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local tax Legal Requirements) that occurred or existed prior to the Closing; or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign tax Legal Requirements entered into prior to the Closing; (vi) an inclusion under Section 965 of the Code; (vii) a direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state or local Legal Requirements); (viii) any inclusions pursuant to Sections 951 or 951A of the Code or Subchapter K of the Code (or any similar provision of the Code or the corresponding tax Legal Requirements of any nation, state or locality) derived with respect to any period or portion thereof ending on or prior to the Closing; or (ix) an election pursuant to Section 108(i) of the Code. No Group Company owns an equity interest in any entity or arrangement classified as a partnership for United States federal Tax purposes. No Group Company has, pursuant to COVID-19 Measures, deferred until after the Closing the payment of any payroll or other Taxes the due date for the original payment of which was at or prior to the Closing.

(m) No Group Company has made an election described in Section 965(h) of the Code or otherwise will be liable for any Taxes after the Closing pursuant to Section 965 of the Code.

(n) No claim has been made in writing (nor to the Knowledge of the Company is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, nor to the Knowledge of the Company do any such obligations exist on the part of any Group Company.

(o) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code and equity interests in the Company are not “United States real property interests” within the meaning of Sections 897 and 1445 of the Code.

Section 4.15 Environmental Matters.

(a) Each of the Group Companies, and each property or facility currently or formerly owned, leased, or operated by any of the Group Companies or any of their respective predecessors, is, and for the past five (5) years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole.

(b) The Group Companies, and each property or facility currently or formerly owned, leased, or operated by any of the Group Companies or any of their respective predecessors, have obtained, hold, are, and for the past five (5) years have been, in compliance with all permits required under Environmental Laws to permit the Group Companies to operate their assets and to conduct the business of each of the Group Companies, except where the absence of, or failure to be in compliance with, any such permit would not reasonably be expected to be material to the Group Companies, taken as a whole.

(c) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, there is no written claim or notice of violation pending or, to the Knowledge of the Company, threatened against any of the Group Companies, or any property or facility currently or formerly owned, leased, or operated by any of the Group Companies, alleging violations of or liability under any Environmental Law.

(d) Neither the Group Companies nor, to the Knowledge of the Company, any other Person has manufactured, handled, stored, generated, treated, transported, discharged, emitted, disposed of or released any Hazardous Material at, on, under, or from any property or facility currently or formerly owned, leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material liability of the Group Companies under any Environmental Law.

(e) None of the Group Companies has agreed to indemnify any Person or assumed by Contract or Legal Requirement the liability of any third Person arising under Environmental Law.

(f) The Group Companies have made available to Parent copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Group Companies with respect to Environmental Law.

Section 4.16 Brokers. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or any of the Group Companies would be liable in connection with the Transactions based upon arrangements made by any of the Group Companies or any of their Affiliates.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true, accurate, and complete list of: (i) each registered Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, and internet domain name, each of which, if registered, is subsisting, valid, and enforceable; (ii) each material social media account and (iii) all material unregistered Trademarks and material unregistered proprietary Software, in each case, in which any of the Group Companies has (or purports to have) an ownership interest or an exclusive license, whether in the United States or internationally (in each case under (i) setting forth the applicable jurisdiction, title, application and registration or serial number and date, domain name registrar, and record owner and, if different, the legal owner and beneficial owner). No loss or expiration of any Owned Intellectual Property is pending or, to the Knowledge of the Company, threatened.

(b) The Company or one of the Company Subsidiaries owns, or has the right pursuant to a valid and enforceable written license to use, all Intellectual Property and IT Systems used in or necessary for the conduct and operation of the business of the Group Companies, as presently conducted. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except with respect to the payment or grant of additional consideration that will not in the aggregate exceed $300,000.00, neither the execution, delivery, nor performance of the Transaction Agreements (including the consummation of the Transactions) will cause the loss, suspension, forfeiture or termination of, or give rise to a right of loss, suspension, forfeiture or termination of any Business IP, or limit or impair the right of any Group Company to own or use, or otherwise exercise any other rights that the Company or a Company Subsidiary currently has with respect to any Business IP or portion thereof, nor require the consent of any Person in respect of any such Business IP or otherwise result in the imposition of any new or additional requirements with respect to the use or exploitation of any such Business IP by the Group Companies, in each case where such event would not have occurred absent this Transaction. The Company or one of the Company Subsidiaries has in its possession or access to all know-how, information, and embodiments of all Business IP (including Licensed Intellectual Property), in each case, necessary and sufficient to enable the Company or one of the Company Subsidiaries to use such licensed Business IP as currently used in the conduct of the business.

(c) The Group Companies, the conduct and operation of the business of the Group Companies as presently conducted (including the design, development, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of the Business Products), and the use of the Owned Intellectual Property by the Group Companies, in each case during the past six (6) years have not infringed, misappropriated or otherwise violated, and are not infringing, misappropriating or otherwise violating any Intellectual Property of any other Person. There are no Legal Proceedings pending (or to the Knowledge of the Company, threatened) and none of the Group Companies has received from any Person in the past six (6) years any written notice, charge, complaint, claim or other assertion (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person by the Group Companies or (ii) contesting the use, ownership, patentability, validity or enforceability of any of the Owned Intellectual Property. To the Knowledge of the Company, during the past six (6) years no other Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Owned Intellectual Property, and no such claims have been made or threatened in writing against any Person by any of the Group Companies in the past three (3) years. None of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that restricts the use, transfer or registration of, or affects the validity or enforceability of, any Owned Intellectual Property.

(d) No past or present director, officer or employee of any of the Group Companies owns any right, title, or interest in or to any material Owned Intellectual Property. Each of the past or present employees, consultants and independent contractors of the Group Companies who (x) is or was privy to any Trade Secrets or confidential information material to the business of the Group Companies or (y) who is or was engaged in creating or developing for or on behalf of such Group Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid written agreement, pursuant to which such Person has, respectively: with respect to the persons described in (x), agreed to hold all Trade Secrets and other confidential information of such Group Company in confidence; and with respect to the persons described in (y), presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby (or all such rights, title, and interest vest or have vested in a Group Company by operation of law). To the Knowledge of the Company, there is no breach by any such Person with respect to any material Intellectual Property under any such agreement.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets constituting Owned Intellectual Property and all Trade Secrets of any Person to whom such Group Company has a contractual confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or has been disclosed to any other Person, other than as subject to a written agreement adequately restricting the disclosure and use of such Trade Secret. The Group Companies exclusively possess copies of all source code and related technical documentation necessary to compile and operate the Business Products or other Company

Software as currently operated. No source code to any Business Products or other Company Software has been disclosed, delivered, licensed or made available by any Group Company to, or accessed by, any escrow agent or other Person and none of the Group Companies has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Business Products or other Company Software to any Person other than employees or contractors of such Group Company subject to written agreements restricting the disclosure and use of such source code.

(f) Each of the Group Companies are in all material respects in compliance with all licenses governing any open source Software that is incorporated (either directly by any Group Company, or indirectly, by the incorporation of third party Software that itself incorporates open source Software) into, used, intermingled, or bundled with any Business Products or material Owned Intellectual Property. No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software in a manner that requires any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”).

(g) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by any Group Company in the development of any Owned Intellectual Property. No Governmental Entity has any (i) ownership interest or exclusive license in or to any material Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software set forth in Section 4.17(a) of the Company Disclosure Letter, or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(h) The Company or one of the Company Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems. The Company IT Systems are sufficient for the operation and conduct of the business of the Group Companies as currently conducted. Neither the Company IT Systems nor any Company Software contains any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or adversely affect the functionality of the Company IT Systems or (ii) enable or assist any Person to access without authorization any Company IT Systems. During the past three (3) years, there has been no loss, damage, or unauthorized access to disclosure, use, or breach of security of any Personal Information or other confidential business information in the Company’s possession, custody, or control, and no breach, violation or Security Incident, that has materially compromised the confidentiality, integrity or availability of any Company IT Systems. In the last three (3) years, there have been no material defects, technical concerns or problems in any of the

Business Products that would prevent the same from performing substantially in accordance with their documentation. In the last three (3) years, there have been no material failures, material breakdowns, material outages, material unscheduled downtime or other similar adverse events affecting any such Company IT Systems that have caused the substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Group Companies. In the last three (3) years, the Group Companies have purchased a sufficient number of seat licenses for the Company IT Systems.

Section 4.18 Privacy and Cybersecurity.

(a) The Group Companies are in material compliance with, and have during the past three (3) years materially complied with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ policies and notices regarding Personal Information and cybersecurity (“Group Companies’ Privacy Notices”); and (iii) all of the Group Companies’ obligations regarding Personal Information and cybersecurity under any Contracts (collectively, the “Privacy/Data Security Requirements”). None of the Group Companies have received in the three years prior to the date hereof any notice of any claims, charges, inquiries or investigations (including notice from third Persons acting on its or their behalf), relating to, any actual or alleged violation of, any Privacy Laws or contractual obligations with respect to Personal Information or Security Incidents. None of the Group Companies’ Privacy Notices have contained any material omissions.

(b) Each of the Group Companies has during the past three (3) years implemented reasonably appropriate security measures regarding the confidentiality, integrity and availability of Company IT Systems and the Personal Information and other confidential business data in its possession, custody, or under its control, including against loss, theft, misuse or accidental or unauthorized access, use, destruction, modification or disclosure. Each of the Group Companies has during the past three (3) years required all third-party service providers, outsourcers, processors or other third Persons who process, store or otherwise handle Personal Information or confidential business data, for or on behalf of such Group Company to comply with applicable Privacy/Data Security Requirements in all material respects and to take appropriate steps to protect and secure the Company IT Systems, and Personal Information and confidential business data in its possession, custody, or under its control, from loss, theft, misuse or accidental or unauthorized access, use, destruction, modification or disclosure. All third-parties who have provided Personal Information to such Group Company during the past three (3) years has done so in compliance in all material respects with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) During the past three (3) years, there have been no Security Incidents that have compromised the confidentiality, integrity, or availability of any Personal Information, or confidential business data, in the possession, custody, or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies. None of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information, violation of any Privacy Laws, Privacy/Data Security Requirements, or

Security Incident in the last three years. During the past three (3) years, the Group Companies have implemented reasonable data security, disaster recovery and business continuity plans, procedures, and facilities and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. The Company has conducted commercially reasonable data security testing or audits relating to Company IT Systems at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified. To the Knowledge of the Company, neither any of the Group Companies nor any third Person acting at the direction or authorization of such Group Company has paid (i) any perpetrator of any Security Incident or cyber-attack or (ii) any third Person with actual or alleged information about a Security Incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person.

Section 4.19 Agreements, Contracts and Commitments.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date hereof. For purposes of this Agreement, “Company Material Contract” of the Group Companies means each Company Real Property Lease and each of the following Contracts to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest:

(i) Each Contract which provides for payments by or to any Group Company in excess of $1,000,000 during calendar year 2021 or that is expected to involve more than such amount in calendar year 2022;

(ii) Each Contract under which any Group Company has created, incurred, assumed or guaranteed Indebtedness or issued any note, indenture or other evidence of Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness;

(iii) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any of the Group Companies (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last three (3) years or under which any material liabilities or obligations remain outstanding;

(iv) Each obligation to make payments, contingent or otherwise, (A) arising out of any prior acquisition or disposition of the business, assets or stock of any of the Group Companies or other Persons, or (B) with a value in excess of $1,000,000 in any single instance or in excess of $3,000,000 in the aggregate;

(v) Each collective bargaining agreement with any labor union;

(vi) Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or consulting fee payments in excess of $500,000, excluding customary form offer letters or employment agreements entered into in the ordinary course of business;

(vii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $1,000,000;

(viii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third Person (in each case, other than with respect to wholly owned Company Subsidiaries);

(ix) Each Contract that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to (A) compete with any Person in a product line or line of business, (B) operate in any geographic area or during any period of time, or (C) solicit customers;

(x) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group Companies; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies;

(xi) Each Contract (including any license agreement, coexistence agreement and agreement with a covenant not to sue) that: (A) contains any assignment or license of, or any covenant not to assert or enforce, any Owned Intellectual Property material to the business of any Group Company; (B) pursuant to which any Owned Intellectual Property material to the business of any Group Company is or was developed by, with or for any Group Company; or (C) pursuant to which any of the Group Companies either (1) grants to a third Person (I) a license, immunity, or other right in or to any Owned Intellectual Property material to the business of any Group Company or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property; or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Systems material to the business of any Group Company, provided, however, none of the following will be required to be set forth on Section 4.19(a)(xi) of the Company Disclosure Letter but will constitute Company Material Contracts if they otherwise qualify: (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of open source Software; (y) click-wrap, shrink-wrap and off-the-shelf Software licenses of uncustomized, commercially available with license, maintenance, support and other fees less than $1,000,000 per year or in the aggregate; and (z) invention assignment and confidentiality agreements with employees and contractors on a Group Company’s form (or a substantially similar form) made available to Parent;

(xii) Each Contract (other than those made in the ordinary course of business) that contains a provision providing for the sharing of any revenue, or guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company or any of its Subsidiaries, in each case involving amounts in excess of $1,000,000 annually or $5,000,000 over the life of the Contract;

(xiii) Each Contract involving the settlement, conciliation or similar agreement of any Legal Proceedings or threatened Legal Proceeding (A) involving payments (exclusive of attorney’s fees) in excess of $500,000 in any single instance or in excess of $1,000,000 in the aggregate, or (B) that by its terms limits or restricts the operations of any Group Company;

(xiv) Each Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the Contract;

(xv) Each Contract pursuant to which any Person (other than a Group Company) has guaranteed the liabilities of a Group Company;

(xvi) Each Contract with any Governmental Entity;

(xvii) Each Contract granting to any Person (other than the Group Companies) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any Group Company;

(xviii) Each Contract with any of the Top Vendors;

(xix) Each Contract providing any exclusive rights to any party thereto or include rights of first refusal, negotiation or similar rights in any of its property, in each case having a value in excess of $1,000,000;

(xx) Each Contract relating to the voting or control of the equity interests of the Company;

(xxi) Each Contract for the grant to any Person of any most-favored nations, priority, or exclusivity rights or any right of first refusal, right of first offer or similar right;

(xxii) Each Contract that results in any Person holding a power of attorney from the Company or any Group Company that relates to the Company, any Group Company or their respective businesses;

(xxiii) Each broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contract to which the Company or any Group Company is a party that are material to the business of the Company and the Group Companies; and

(xxiv) Each Contract not disclosed pursuant to any other clause under this Section 4.19(a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Group Companies, taken as a whole.

(b) All Company Material Contracts are (i) in full force and effect, subject to the Remedies Exception and (ii) represent the valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto, and, to the Knowledge of the Company, are enforceable by the Company or the applicable Company Subsidiary to the extent a party thereto in accordance with their terms, subject in all respects to the Remedies Exception. True, correct and complete copies of all Company Material Contracts (including all modifications, amendments and supplements thereto) have been made available to Parent. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

Section 4.20 Insurance. Section 4.20 of the Company Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date hereof (collectively, the “Insurance Policies”), which policies are legal, valid and binding, have not been terminated, and are enforceable by or for the benefit of the Group Companies in accordance with its terms, subject to the Remedies Exception. All premiums due with respect to each Insurance Policy have been paid. True, correct and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its Representatives. None of the Group Companies is in breach or default in any material respect under any Insurance Policy (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any Insurance Policy, and to the Knowledge of the Company, no such action has been threatened. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such Insurance Policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 4.21 Affiliate Matters. Except for (a) the Company Benefit Plans, (b) Contracts relating to any such Person’s ownership of Company Capital Stock or other securities of the Company, (c) labor and employment matters set forth on Section 4.12 of the Company Disclosure Letter, and (d) Contracts between or among the Group Companies, none of the Group Companies is party to any Contract with any (i) present or former officer, director, employee or Company Stockholder or a member of his or her immediate family of any of the Group Companies, (ii) Affiliate of the Company, (iii) holder of derivative securities of any Group Company, or (iv) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of any Group Company (each, an “Insider”) or any Affiliate of an Insider. To the Knowledge of the Company, no Insider or any member of an Insider’s immediate family is, directly or indirectly, interested in any Company Material Contract with any Group Company (other than such Company Material Contracts as relate to any such Person’s ownership of Company Common Stock or other securities of the Company or such Person’s employment or consulting arrangements with any Group Company).

Section 4.22 Information Supplied. The information relating to the Group Companies supplied by the Company for inclusion in the Merger Materials will not, as of the date on which the Merger Materials (or any amendment or supplement thereto) is first distributed to holders of Parent Class A Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by Parent, First Merger Sub or Second Merger Sub for inclusion or incorporation by reference in the Merger Materials or any Parent SEC Reports. The projections and forecasts of the Group Companies for inclusion in the Merger Materials, or any public announcement in connection with the Mergers, have been, as of the date hereof, and will have been, as of the date on which the Merger Materials (or any amendment or supplement thereto) are first distributed to the holders of Parent Class A Stock or at the time of the Special Meeting or any such public announcement, reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Group Companies, as the case may be, as to the matters covered thereby.

Section 4.23 Indebtedness. Section 4.23 of the Company Disclosure Letter sets forth the outstanding principal amount of all outstanding Indebtedness, as of the date hereof, of the Group Companies.

Section 4.24 Absence of Certain Business Practices; Compliance with Anti-Money Laundering Laws.

(a) For the past five (5) years: (i) the Group Companies and their respective directors and officers and, to the Knowledge of the Company, their respective employees, agents, and any other Persons acting for or on behalf of the Group Companies, in connection with the business of the Group Companies, have been in compliance with all applicable Specified Business Conduct Laws; and (ii) none of the Group Companies has: (A) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential violation of any Specified Business Conduct Law; or (B) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or, to the Knowledge of the Company,

investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, agents, or any other Person acting for or on behalf of the Group Companies is, or is owned or controlled by one or more Persons that are, the subject or target of any sanctions or the target of restrictive export controls administered or enforced by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union or any European Union member state, or any other relevant sanctions authority, nor located, organized, or resident in a country or territory that is itself the subject or target of comprehensive territorial sanctions (currently Cuba, Iran, North Korea, Syria, and the following regions of Ukraine: Crimea, the Donetsk People’s Republic, and Luhansk People’s Republic).

(b) For the past five (5) years: (i) the Group Companies and their respective directors and officers and, to the Knowledge of the Company, their respective employees, agents, and any other Persons acting for or on behalf of the Group Companies, in connection with the business of the Company, have been in compliance in all material respects with all applicable Anti-Money Laundering Laws, including any registration, recordkeeping, and reporting requirements; (ii) the Group Companies have maintained a written compliance program, including, but not limited to, policies and procedures, reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and to prevent money laundering or terrorism financing; (iii) the anti-money laundering compliance program of the Group Companies are subject to regular audits to ensure the effectiveness of the anti-money laundering compliance program; (iv) the Group Companies are subject to examination by appropriate Governmental Entities to ensure compliance with Anti-Money Laundering Laws; and (v) none of the Group Companies has: (A) been notified of a material weakness or deficiency of its anti-money laundering program by an auditor or Governmental Entity; (B) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential violation of any Anti-Money Laundering Law; or (C) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened with a Legal Proceeding or, to the Knowledge of the Company, investigation by or before any Governmental Entity related to any actual or potential violation of any Anti-Money Laundering Law.

Section 4.25 Vendors.

(a) Section 4.25(a) of the Company Disclosure Letter sets forth, as of the date hereof, the top ten vendors based on the aggregate dollar value of the Company’s and the Company Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2021 (the “Top Vendors”).

(b) None of the Top Vendors has, as of the date hereof, informed in writing any of any Company or any of the Company Subsidiaries that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with any Company or any of the Company Subsidiaries (other than due to the expiration of an existing contractual arrangement) and, to the Knowledge of the Company, none of the Top Vendors is, as of the date hereof, otherwise involved in or threatening a material dispute against the Company or any of the Company Subsidiaries or their respective businesses.

Section 4.26 Exchange Act. Neither the Company nor any Group Company is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.27 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR WILL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WILL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT, FIRST MERGER SUB AND SECOND MERGER SUB TO THE COMPANY IN ARTICLE V; AND (B) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR WILL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT, FIRST MERGER SUB OR SECOND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT

INVESTIGATION AND VERIFICATION OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.27, CLAIMS AGAINST PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE V BY SUCH PERSON.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

Except: (a) as set forth in the letter dated as of the date hereof and delivered by Parent, First Merger Sub and Second Merger Sub to the Company on or prior to the date hereof (the “Parent Disclosure Letter”); and (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, and excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature), Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 5.01 Organization and Qualification.

(a) Each of Parent, First Merger Sub and Second Merger Sub is a company duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

(c) None of Parent, First Merger Sub or Second Merger Sub are in violation in any material respect of any of the provisions of their respective Charter Documents.

(d) Each of Parent, First Merger Sub and Second Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

Section 5.02 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than First Merger Sub and Second Merger Sub, which are each wholly owned by Parent. Neither First Merger Sub nor Second Merger Sub has any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Each of First Merger Sub and Second Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions. The Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Parent, and no election has been made or will be made, nor has any action been taken or will be taken, to treat the Second Merger Sub as a corporation or a partnership for income Tax purposes.

Section 5.03 Capitalization.

(a) As of the date hereof: (i) 400,000,000 shares of common stock, par value $0.0001 per share, of Parent are authorized, consisting of (A) 380,000,000 shares of Class A Common Stock (“Parent Class A Stock”), of which 26,075,000 are issued and outstanding and (B) 20,000,000 shares of Class B Common Stock (“Parent Class B Stock”), of which 6,468,750 are issued and outstanding; (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (“Parent Preferred Stock” and, together with the Parent Class A Stock and the Parent Class B Stock, the “Parent Shares”) none of which are issued and outstanding; (iii) 4,616,667 warrants to purchase one share of Parent Class A Stock (the “Private Placement Warrants”) are outstanding; (iv) 5,175,000 warrants to purchase one share of Parent Class A Stock and up to 1,000,000 warrants, each exercisable to purchase one whole share of Parent Class A Stock at an exercise price of $11.50 per share, issuable in satisfaction of up to $1,500,000 in working capital loans as described in the Parent SEC Reports (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Stock, Parent Class B Stock and Parent Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(b) The authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “First Merger Sub Common Stock”). As of the date hereof, 1,000 shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable, are not subject to preemptive rights, and are held by Parent.

(c) As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.

(d) Except for the Parent Warrants, the PIPE Subscription Agreements, the Mudrick Subscription Agreement and any agreements with Parent’s public stockholders to not redeem Parent Class A Stock that may be entered into, or as contemplated in the Transaction Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent, First Merger Sub or Second Merger Sub is a party or by which any of them is bound obligating Parent, First Merger Sub or Second Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests or other interest or participation in Parent, First Merger Sub or Second Merger Sub.

(e) Each Parent Share, share of First Merger Sub Common Stock and Second Merger Sub membership interest and Parent Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Parent Organizational Documents, and the Charter Documents of First Merger Sub or Second Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Parent Organizational Documents, the Charter Documents of First Merger Sub or Second Merger Sub, as applicable, or any Contract to which any of Parent, First Merger Sub or Second Merger Sub is a party or otherwise bound by, including the Trust Agreement.

(f) All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens).

(g) Subject to approval of the Parent Stockholder Matters, the shares of Parent Class A Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities laws).

(h) Each holder of any of Parent Shares initially issued to the Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all of such Parent Shares in favor of approving the Transactions, and (ii) is not entitled to elect to redeem any of such Parent pursuant to the Parent Organizational Documents.

(i) Except as set forth in the Parent Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

Section 5.04 Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent, First Merger Sub and Second Merger Sub, and no other proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters. This Agreement and the other Transaction Agreements executed and delivered by Parent, First Merger Sub and Second Merger Sub as of the date hereof has been, and the other Transaction Agreements which Parent, First Merger Sub and Second Merger Sub will execute and deliver at or prior to the Closing will be, duly and validly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent, First Merger Sub and Second Merger Sub (as applicable), enforceable against Parent, First Merger Sub and Second Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by the Remedies Exception.

Section 5.05 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Parent, First Merger Sub and Second Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Stockholder Matters is obtained) the consummation of the Transactions will: (i) conflict with or violate their respective Charter Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.05(b) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third Person under, or give to others any rights of consent, termination, amendment, acceleration or cancelation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contracts, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificates of Merger in accordance with the DGCL and DLLCA, as applicable; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act or any similar foreign Law and the expiration of the required waiting period thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.06 Compliance; Approvals. Since its incorporation or organization, as applicable, each of Parent, First Merger Sub and Second Merger Sub has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written, or to the Knowledge of Parent, oral notice of non-compliance with any Applicable Legal Requirements has been received by any of Parent, First Merger Sub or Second Merger Sub. Each of Parent, First Merger Sub and Second Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

Section 5.07 Parent SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since the consummation of the initial public offering of Parent to the date hereof, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date hereof, the “Parent SEC Reports”). Except as otherwise disclosed in the Parent SEC Reports, the Parent SEC Reports were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Except as otherwise disclosed in the Parent SEC Reports, the Parent SEC Reports did not, at the time they were filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as otherwise disclosed in the Parent SEC Reports, Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.07, the term “file” will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NYSE.

(b) The financial statements and notes contained in the Parent SEC Reports fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with (i) GAAP, and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Parent or its Subsidiaries, except for liabilities, debts and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports; (ii) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the Parent SEC Reports in the ordinary course of the operation of business of Parent; (iii) incurred in connection with the transactions contemplated by this Agreement; (iv) that will be discharged or paid off prior to or at the Closing; or (v) that would not be material to the business of Parent and its Subsidiaries, taken as a whole.

(d) Notwithstanding the foregoing, no representation or warranty is made as to any statement or information that relates to (i) the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued by SEC staff on April 12, 2021, (ii) the classification of shares of the Parent Class A Stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the SEC or its staff, whether formally or informally, publicly or privately, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the Parent SEC Reports due to the SEC Guidance will be deemed to be a breach of any representation or warranty by Parent.

Section 5.08 Absence of Certain Changes or Events. Since March 4, 2021 through the date hereof, (a) there has not been any effect, change, event, fact, condition or occurrence, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (b) Parent has not taken or omitted to take any action that, if taken or omitted to be taken after the date hereof would require the prior written consent of the Company pursuant to Section 6.02.

Section 5.09 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against or otherwise relating to Parent or any of its Subsidiaries (a) as of the date hereof, challenging or seeking to enjoin the Transactions, or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

Section 5.10 Business Activities. Since their respective incorporation or formation, as applicable, none of Parent, First Merger Sub or Second Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in the Parent Organizational Documents, there is no Contract or Order binding upon Parent, First Merger Sub or Second Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which would not reasonably be expected to be material to Parent. Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Parent nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Parent Acquisition Transaction.

Section 5.11 Parent Material Contracts. Section 5.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent, First Merger Sub or Second Merger Sub is party, including Contracts by and among Parent, First Merger Sub or Second Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of such Parties (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to any Parent SEC Report.

Section 5.12 Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “IPVA.U”. The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “IPVA”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “IPVA WS”. Parent has not been notified by NYSE that it does not comply with any NYSE listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the NYSE continued listing rules. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by NYSE or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Parent Warrants or terminate the listing of Parent on NYSE. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Parent Warrants under the Exchange Act.

Section 5.13 PIPE Investment Amount. As soon as reasonably practicable after the execution thereof, Parent will deliver to the Company true, accurate and complete copies of each of the PIPE Subscription Agreements, together with any other agreements, side letters, or arrangements between Parent and any of the counterparty(ies) thereto relating to the PIPE Investment, the Company, Parent or their respective Affiliates. Each PIPE Subscription Agreement, when delivered, will be (A) a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each PIPE Investor and (B) enforceable against Parent and, to the Knowledge of Parent, each PIPE Investor, subject to the Remedies Exception. Parent will promptly disclose to the Company the existence of any other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreements. The PIPE Subscription Agreements will contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreements on the terms therein.

Section 5.14 Mudrick Subscription Agreement, Mudrick Indenture and Convertible Notes. Parent has delivered to the Company a true, accurate and complete copy of the Mudrick Subscription Agreement to which the form of Mudrick Indenture (including the form of Convertible Note) is attached as an exhibit, providing for the issuance to the applicable purchasers of the Convertible Notes concurrently with the Closing, against payment of the purchase price therefor by the applicable purchasers as provided in the Mudrick Subscription Agreement. As of the date hereof, none of the Mudrick Subscription Agreement has been withdrawn or terminated, or otherwise amended or modified, in any respect by Parent, or to the Knowledge of Parent, by any of the applicable purchasers. Each of the Mudrick Subscription Agreement is (A) a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the purchasers signatory thereto, and (B) enforceable against Parent and, to the Knowledge of Parent, the purchasers signatory thereto, subject to the Remedies Exception. There are no other agreements, side letters, or arrangements between Parent and any of the purchasers signatory to the Mudrick Subscription Agreement that could affect the obligations of such purchasers to pay to Parent or the Surviving Entity the purchase price for the Convertible Notes as provided in the Mudrick Subscription Agreement and Parent does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in the Mudrick Subscription Agreement not being satisfied, or the net proceeds from the sale of the Convertible Notes not being available to Parent or the Surviving Entity, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent under any material term or condition of the Mudrick Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Mudrick Subscription Agreement.

Section 5.15 Trust Account.

(a) As of the date hereof, Parent has $258,786,957.00 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of March 4, 2021, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of its public stockholders, with such funds invested in the U.S. Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to Continental, has not been terminated, is enforceable by and against Parent in accordance with its terms, except insofar as enforceability may be limited by the Remedies Exception. Parent has performed all material obligations required to be performed by it as of the date hereof under, and complied in all material respects with, the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding Parent Class A Stock sold in Parent’s initial public offering who will have elected to redeem their shares of Parent Class A Stock pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Stock in accordance with the provisions of Parent Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Parent does have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date.

Section 5.16 Taxes.

(a) All material Tax Returns required to be filed by Parent have been timely filed (after giving effect to any valid extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) Parent has paid in full all material amounts of its Taxes which are due and payable. Any Taxes or Tax liabilities that relate to a pre-Closing period that are not yet due and payable for periods covered by the financial statements of Parent have been properly accrued and adequately disclosed in such financial statements in accordance with GAAP.

(c) Parent has complied in all material respects with Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by Parent have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against Parent (nor to the Knowledge of Parent is there any) which has not been paid or resolved. No material audit or other proceeding by any Governmental Entity with respect to any Taxes due from Parent is currently pending or threatened in writing against Parent.

(e) There are no Tax indemnification agreements or Tax sharing agreements under which Parent could be liable after the Closing Date for the Tax liability of any other Person, except for customary agreements or arrangements with customers, vendors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(f) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the past two years.

(g) Parent has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) Parent (i) does not have any liability for the Taxes of another Person (other than First Merger Sub and Second Merger Sub) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Legal Requirements), as a transferee or a successor or pursuant to any other Legal Requirements, and (ii) has not ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is Parent.

(i) Parent has not consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect and no written request for any such waiver or extension is currently pending.

(j) Parent will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting on or prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign tax Legal Requirements); (iii) other than in the ordinary course of business, a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local tax Legal Requirements) that occurred or existed prior to the Closing or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign tax Legal Requirements entered into prior to the Closing. Parent does not own an equity interest in any entity or arrangement classified as a partnership for United States federal Tax purposes. Parent has not, pursuant to COVID-19 Measures, deferred until after the Closing the payment of any payroll or other Taxes the due date for the original payment of which was at or prior to the Closing.

(k) There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of Parent’s assets.

(l) Parent does not have a permanent establishment in any country other than the country of its organization, nor has been subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(m) No claim has been made in writing (nor to the Knowledge of Parent is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which Parent does not file Tax Returns that Parent is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, nor to the Knowledge of Parent does any such obligations exist on the part of Parent.

(n) Each of First Merger Sub and Second Merger Sub were formed for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has and will have at the Closing no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement. Second Merger Sub is a disregarded entity for federal income tax purposes, and no election has or will be made to treat Second Merger Sub as anything other than a disregarded entity for federal income tax purposes if such election may adversely affect the Mergers from qualifying as a reorganization under Section 368(a) of the Code.

Section 5.17 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Merger Materials will, at the date mailed to stockholders of Parent or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company or the Company Subsidiaries for inclusion or incorporation by reference in the Merger Materials; or (b) any projections or forecasts included in the Merger Materials.

Section 5.18 Board Approval; Stockholder Vote. The Parent Board and First Merger Sub (including any required committee or subgroup of the Parent Board or First Merger Sub, as applicable) and the sole member of Second Merger Sub have, as of the date hereof, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the stockholders of Parent or First Merger Sub (as applicable) and the sole member of Second Merger Sub. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 5.19 Affiliate Transactions. Except as described in the Parent SEC Reports, no Contract between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Parent.

Section 5.20 Brokers. Except for Morgan Stanley & Co. LLC and EarlyBirdCapital, Inc., none of Parent, First Merger Sub, Second Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.21 Committee on Foreign Investment in the United States. Neither Parent nor the Sponsor is a “foreign person” as defined in 31 C.F.R. § 800.215. No “foreign person” as defined in 31 C.F.R. § 800.215 that is an investor in Parent or the Sponsor will obtain (i) access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) in the possession of the Company, (ii) membership or observer rights on, or the right to nominate an individual to a position on, the Company Board, or (iii) any involvement, other than through voting of shares, in substantive decision-making of the Company regarding (a) the use, development, acquisition, safekeeping, or release of sensitive personal data (as defined in 31 C.F.R. § 800.241) of U.S. citizens maintained or collected by the Company, (b) the use, development, acquisition, or release of critical technologies, as defined in 31 C.F.R. § 800.215, or (c) the management, operation, manufacture, or supply of covered investment critical infrastructure, as defined in 31 C.F.R. § 800.212.

Section 5.22 Indebtedness. Section 5.22 of the Parent Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and its Subsidiaries.

Section 5.23 Sponsor Support Agreement. Parent has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Support Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each other party thereto (in each case, subject to the Remedies Exception) and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any Applicable Legal Requirement. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Support Agreement.

Section 5.24 Disclaimer of Other Warranties. PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR WILL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), ANY OF THE GROUP COMPANIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WILL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT, FIRST MERGER SUB AND SECOND MERGER SUB IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR WILL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR IN THE TRANSACTION AGREEMENTS. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.24, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS BY SUCH PERSON.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

Section 6.01 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will cause the Company Subsidiaries to (i) carry on its business in the ordinary course consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19) and (ii) use commercially reasonable efforts to preserve the Company’s and the Company Subsidiaries’ material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, contractors, regulators and any other Persons having a material business relationship with the Company or any of the Company Subsidiaries, except to the extent that Parent will otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained herein, nothing herein will prevent the Company or the Company Subsidiaries from taking or failing to take any commercially reasonable action, including the establishment of any commercially reasonable policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures so long as, in each instance, prior to taking any such action that would otherwise violate this Section 6.01, the Company, to the extent reasonably practicable under the circumstances, provides Parent with advance written notice of such anticipated action and consults with Parent in good faith with respect to such action and, following such written notice and good faith consultation, no such actions or failure to take such actions will be deemed to violate or breach this Section 6.01. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as set forth on Section 6.01 of the Company Disclosure Letter, or as required by Applicable Legal Requirements, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will not, and will cause the Company Subsidiaries not to, do any of the following:

(a) except as contemplated by this Agreement or any Company Benefit Plan existing as of the date hereof or Applicable Legal Requirements: (i) materially increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any current or former directors, officers, employees or independent contractors of the Group Companies are eligible to receive, other than increases to any such individuals who are not directors or officers of the Group Companies in the ordinary course of business consistent with past practice that do not exceed ten percent (10%) individually or five percent (5%) in the aggregate; (ii) enter into, materially amend or terminate any Company Benefit Plan (including any awards under any Company Benefit Plan) or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Company Benefit Plan if it had been in effect on the date hereof (other than annual renewal of group health and welfare plans in the ordinary course of business consistent with past practice that does not result in a material increase in cost to the Company); (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plan; (iv) grant any equity or equity-based compensation awards other than customary grants in the ordinary course of business, consistent with past practice, not to exceed 6,326,928 shares in the aggregate; (v) materially amend or modify any outstanding award under any Company Benefit Plan; (vi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; (vii) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $300,000, other than in the ordinary course of business consistent with past practice, or (viii) terminate the employment or engagement, other than for cause (including performance reasons) or due to death or disability, of any employee or independent contractor receiving annual base compensation in excess of $300,000;

(b) (i) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company in or to any Owned Intellectual Property material to any of the businesses of the Group Companies (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations or applications that the Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of); (ii) fail to diligently prosecute the Patent applications owned by the Company other than applications that are immaterial or that the Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of; (iii) disclose, divulge, furnish to or make accessible to any third Person who is not subject to an agreement sufficiently protecting the confidentiality thereof any material Trade Secrets constituting Owned Intellectual Property or any Trade Secrets of any Person to whom any Group Company has a confidentiality obligation; or (iv) subject any Company Software material to the business of the Group Companies to Copyleft Terms;

(c) except for transactions solely among the Group Companies or in connection with the PIPE Investment or the Mudrick Subscription Agreement: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company except pursuant to any unvested share repurchase right triggered in connection with a termination of service; (iii) grant, issue, sell or otherwise dispose of, or authorize, solicit, negotiate, discuss or propose the grant, issuance, sale or other disposition of, any membership interests, capital stock or any other equity interests (such as warrants, stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company, other than in connection with the exercise of Company Options as permitted by the terms of such Company Options, the settlement of Company RSUs as permitted by the terms of such Company RSUs or as otherwise set forth herein; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or solicit, propose, negotiate, discuss or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, negotiate, discuss or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(d) amend or otherwise modify its Charter Documents, or authorize or propose the same, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire (or divest or agree to divest) by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof for consideration in excess of $250,000 individually or $500,000 in the aggregate;

(f) except in connection with the PIPE Investment and the Mudrick Subscription Agreement: (i) grant, issue, sell or otherwise dispose, or authorize, solicit, negotiate, discuss or propose the grant, issuance, sale or other disposition of, any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (ii) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person other than any of the Group Companies, except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date hereof and except for advances or loans made to employees for relocation, travel or other employment related purposes in the ordinary course of business, in each case set forth on Section 6.01(f) of the Company Disclosure Letter; (iii) create any Liens on any property or assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens);

(iv) cancel or forgive any Indebtedness owed to any of the Group Companies; or (v) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice; provided, that, the Company shall be permitted to issue up to $65,000,000 in New Getaround Bridge Notes, on terms as agreed upon by Parent and the Company and, if Parent and the Company fail to agree upon such terms, on terms substantially identical to the terms governing the Bridge Notes;

(g) release, assign, compromise, settle or agree to settle any pending or threatened Legal Proceeding (i) if such settlement would require payment by the Company and/or its Subsidiaries in an amount greater than $500,000, (ii) to the extent such settlement includes an agreement by the Company and/or its Subsidiaries to accept or concede injunctive relief or (iii) to the extent such settlement is adverse to the Company and/or its Subsidiaries and involves an Legal Proceeding brought by a Governmental Entity or alleged criminal wrongdoing;

(h) except in the ordinary course of business consistent with past practices: (i) modify, amend or terminate any Company Material Contract; (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date hereof; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract;

(i) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any material change in accounting methods, principles or practices;

(j) (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax liability or claim or assessment for a material amount of Taxes; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file an amendment to any material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Group Companies (or its respective income, assets and operations) other than any extension pursuant to an extension to file any Tax Return; (vi) knowingly surrender or allow to expire any right to claim a refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; (viii) incur any material liability for Taxes other than in the ordinary course of business; (ix) prepare any material Tax Return in a manner inconsistent with past practice; or (x) take any action (or knowingly fail to take any action) that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company or any Company Subsidiary;

(l) enter into, amend or terminate any Company Material Contract or transaction with, or waive any material right in connection therewith, or pay, distribute or advance any assets or property to, any Insider or any Affiliate of an Insider;

(m) engage in any new line of business or expand any existing line of business;

(n) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Group Companies under WARN or any similar state or local “mass layoff” or “plant closing” Legal Requirement;

(o) voluntarily fail to take any action required to maintain any material Insurance Policies of any Group Company in force (other than (i) substitution of an Insurance Policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting), or knowingly take or omit to take any action that could reasonably result in any such Insurance Policy being void or voidable (other than (i) substitution of an Insurance Policy by an insurance policy with a substantially similar coverage or, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting);

(p) disclose or agree to disclose to any Person (other than Parent or any of its Representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of the Company Subsidiaries other than in the ordinary course of business and pursuant to obligations sufficient to maintain the confidentiality thereof;

(q) engage in any activity that would result in a violation of or material non-compliance with any Anti-Money Laundering Law or any applicable Specified Business Conduct Laws; or

(r) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.01(a) through (q) above.

Nothing contained in this Agreement will give Parent, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, each of the Company and Parent will exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02 Conduct of Business by Parent, First Merger Sub and Second Merger Sub. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent will, and will cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except to the extent that the Company will otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement (including as contemplated by the PIPE Subscription Agreements or the Mudrick Subscription Agreement), or as required by Applicable Legal Requirements (including (x) as may be requested or compelled by any Governmental Entity and (y) COVID-19 Measures). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by Applicable Legal

Requirements (including (x) as may be requested or compelled by any Governmental Entity and (y) COVID-19 Measures), without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent will not, and will cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) other than in connection with the Sponsor Support Agreement, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than as set forth in the PIPE Subscription Agreements, the Mudrick Subscription Agreement or any agreements with Parent’s public stockholders to not redeem Parent Class A Stock that may be entered into, or as contemplated in the Transaction Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) except as contemplated by this Agreement, amend or otherwise modify its Charter Documents, or authorize or propose the same, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell or otherwise dispose, any debt securities or rights to acquire any debt securities of Parent or guarantee any debt securities of another Person; (ii) incur any Indebtedness or guarantee any Indebtedness of another Person; (iii) make any loans or advances to any other Person, other than immaterial loans and advances to employees consistent with past practice; (iv) cancel or forgive any Indebtedness owed to Parent; or (v) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business; provided, however, Parent will be permitted to incur Indebtedness (which will constitute Parent Transaction Costs) from its Affiliates and stockholders in order to meet its capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing and in any event in an aggregate amount not to exceed $300,000;

(g) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax liability or claim or assessment for a material amount of Taxes; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file an amendment to any amended Tax Return or file any material Tax Return in a manner inconsistent with past practice; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of Parent (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender or allow to expire any right to claim a refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; (viii) take any action (or knowingly fail to take any action) that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or (ix) incur any liability for material Taxes other than in the ordinary course of business;

(i) create any material Liens on any material property or assets of Parent, First Merger Sub or Second Merger Sub;

(j) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent, First Merger Sub or Second Merger Sub;

(k) release, assign, compromise, settle or agree to settle any pending or threatened Legal Proceeding to the extent such settlement (i) includes (A) any agreement or undertaking by Parent to accept or concede any injunctive relief, or (B) any financial obligation of Parent that will not extinguished in its entirety prior to the Closing, (ii) involves any Legal Proceeding brought by a Governmental Entity or alleged criminal wrongdoing, or (iii) relates to the Transactions or matters described in the Merger Materials and does not provide for a general and complete release of all claims against Parent, its Affiliates and any other Person to which Parent owes any obligation to indemnify, reimburse, or otherwise make-whole (including obligations to advance funds to cover such obligations) in connection with such Legal Proceeding;

(l) amend the Trust Agreement or any other agreement related to the Trust Account;

(m) pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners or stockholders, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements or commitments (or proposed agreements or commitments to be entered into prior to the Closing) set forth on Section 6.02(m) of the Parent Disclosure Letter; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.02(a) through (m) above.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Merger Materials; Special Meeting; Company Requisite Stockholder Approval.

(a) Merger Materials.

(i) Parent and the Company will cooperate to prepare and file, as promptly as reasonably practicable following the date hereof, a registration statement on Form S-4 or other applicable form (together with any pre-effective or post-effective amendments or supplements thereto, the “Registration Statement”) to be filed by Parent with the SEC pursuant to which shares of Parent Class A Stock issuable in the First Merger will be registered with the SEC, which will include a proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the Parent’s stockholders relating to the Special Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement”) in order to (A) provide Parent’s stockholders with the opportunity to redeem shares of Parent Class A Stock in accordance with the provisions of Parent’s Charter Documents (such elections made by Parent’s stockholders, the “Parent Stockholder Redemptions”); and (B) soliciting proxies from the holders of shares of Parent Class A Stock to vote at the Special Meeting, by the requisite vote of Parent’s stockholders, in favor of: (1) the approval of the Transactions; (2) the issuance of shares of Parent Class A Stock in connection with Section 2.06; (3) the amendment and restatement of the Parent Charter in the form of the Parent A&R Charter; (4) the approval of the adoption of the Equity Incentive Plan; (5) the approval and adoption of the Employee Stock Purchase Plan; and (6) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”).

(ii) The Company and Parent will each use its reasonable best efforts to (i) cause the Merger Materials when filed with the SEC to comply in all material respects with all Legal Requirements applicable thereto, (ii) as promptly as practicable provide responses to the SEC with respect to all comments received on Merger Materials from the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Parent will cause the definitive Proxy Statement to be mailed to its stockholders as of the applicable record date as promptly as practicable following the date upon which the Registration Statement becomes effective. Each Party will furnish all information concerning it and its Affiliates to the other Party and provide such other assistance as may be reasonably requested by the other Party to be included in the Merger Materials and will otherwise reasonably assist and cooperate with the other Party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by Parent for inclusion in the Merger Materials and (ii) will cause the officers and employees of the Company to be reasonably available to Parent and its counsel in connection with the drafting of the Merger Materials and responding in a timely manner to comments on the Merger Materials from the SEC.

(iii) If any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Merger Materials so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by and in compliance with Applicable Legal Requirements, disseminated to the stockholders of the Company and Parent. Parent will as promptly as practicable notify the Company of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Merger Materials or for additional information and will, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. Parent will advise the Company, as promptly as reasonably practicable after Parent receives notice thereof, of the time of effectiveness of the Registration Statement or any supplement or amendment has been filed, of the issuance of any stop order relating thereto or of the suspension of the qualification of the Parent common stock issuable in the First Merger, and Parent and the Company will each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. No filing of, or amendment or supplement to the Merger Materials, or response to any comments from the SEC or the staff of the SEC relating to the Merger Materials, will be made by Parent without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(b) Special Meeting. Parent will, as promptly as practicable following the date on which the Registration Statement becomes effective, establish a record date (which date will be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. Parent will convene and hold a meeting of Parent’s stockholders (the “Special Meeting”), for the purpose of obtaining the approval of the Parent Stockholder Matters. Parent will use its reasonable best efforts to obtain the approval of the Parent Stockholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Legal Requirements for the purpose of seeking the approval of the Parent Stockholder Matters. Subject to the proviso in the following sentence, Parent will include the Parent Recommendation in the Proxy Statement. The Parent Board will not (and no committee or subgroup thereof will) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation (a “Change in Recommendation”); provided, that the Parent Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach of the directors’ fiduciary obligations to Parent’s stockholders under Applicable Legal Requirements. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters will not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 7.01(b), regardless of whether there will have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent will be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement that the Parent Board has determined in good faith is required by Applicable Legal Requirements is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Class A Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Parent Stockholder Matters; provided, however, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Special Meeting will be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Company Requisite Stockholder Approval; Information Statement. The Company will (i) obtain and deliver to Parent the Company Requisite Stockholder Approval, (A) in the form of the Stockholder Consent executed by each of the Company Holders, and (B) in accordance with the terms and subject to the conditions of the Charter Documents, as soon as reasonably practicable (and in any event no later than forty-eight (48) hours after the execution of this Agreement), and (ii) take all other action necessary or advisable to secure the Company Requisite Stockholder Approval within forty-eight (48) hours after the execution of this Agreement and, if applicable, any additional consents or approvals of its stockholders related thereto. As promptly as practicable following the receipt of the Company Requisite Stockholder Approval and the effectiveness of the Registration Statement under the Securities Act, the Company will deliver an Information

Statement, in a form reasonably acceptable to Parent (the “Information Statement”), to all Company Stockholders (other than the Company Stockholders who executed the Stockholder Consent), pursuant to which the Company will solicit from such Company Stockholders the Letter of Transmittal and the Surrender Documentation. The Company will promptly deliver to Parent copies of the executed Letter of Transmittal and Surrender Documentation upon receipt thereof from any Company Stockholder pursuant to such solicitation. The Information Statement will contain (i) the unanimous recommendation of the Company Board that the Company Stockholders, approve the Mergers, this Agreement and the other Transactions, and (ii) the notices required by the DGCL, including Section 228(e) of the DGCL. The Company will procure affirmative elections from the holders of all Company Warrants and take all action necessary or advisable to effect the exercise of all Company Warrants for Company Capital Stock in accordance with their terms prior to the Closing (the “Company Warrant Exercise”) with respect to all Company Warrants so that there are no Company Warrants outstanding immediately prior to the Effective Time, including, if necessary, securing any additional consents or approvals of the holders of Company Warrants related thereto.

(d) PCAOB Audited Financials. As promptly as practicable following the date hereof, the Company shall deliver true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the Company for the year then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”); provided, that at such time, PCAOB Audited Financials shall not be required to include an unqualified (except with respect to material weaknesses) audit report / opinion thereon from the auditor, which such unqualified audit report / opinion shall be delivered immediately prior to the initial filing of the Registration Statement with the SEC together.

(e) The Company shall, from the date hereof until the Closing Date, prepare and deliver to Parent, as promptly as reasonably practicable and no later than seventy-five (75) calendar days after the end of any fiscal quarter, the unaudited combined balance sheet of the Company as of the end of such fiscal quarter and the related unaudited combined statements of income, comprehensive income, equity and cash flows of the Company for such fiscal quarter, together with comparable financial statements for the corresponding periods of the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the Registration Statement (including the Proxy Statement) (collectively, the “Subsequent Unaudited Company Financial Statements”). The Subsequent Unaudited Company Financial Statements shall be prepared from the books and records of the Company and the Company Subsidiaries and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may otherwise be required under GAAP) and the applicable rules and regulations of the SEC, including the requirements of Regulation S-X. The Subsequent Unaudited Company Financial Statements shall have been reviewed by the independent accountant for the Company in accordance with the procedures specified by the Public Company Accounting Oversight Board (United States) in AU Section 722 and each of the Subsequent Unaudited Company Financial Statements shall be accompanied by an audit report, without qualification or exception from the independent accountant for the Company. When delivered, the Subsequent Unaudited Company Financial Statements shall present fairly in all material respects the combined financial position and combined and consolidated results of operations of the Company as of the dates and for the periods shown therein.

Section 7.02 Regulatory Approvals. Parent and the Company will file or cause to be filed, within ten (10) Business Days from the date hereof, all required filings under the HSR Act and all required filings under other Applicable Legal Requirements set forth on Section 7.02 of the Company Disclosure Letter, which Parent, in consultation with the Company, has reasonably determined in good faith to be necessary or appropriate to consummate the Transactions (collectively, the “Regulatory Filings”), will consult and cooperate with each other in the preparation of such filings, and will promptly inform each other of any material communication received by such Party from any Antitrust Authority regarding the Transactions. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including by requesting early termination of the HSR waiting period. Neither Parent nor the Company will, and each will use reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Subsidiaries and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company will: (a) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (b) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (c) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (e) keep the other reasonably informed as to the status of any such Legal Proceeding; and (f) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Subsidiaries and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions; provided, however, that materials required to be supplied pursuant to this Section 7.02 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to comply with Applicable Legal Requirements, and (iv) as necessary to address reasonable privilege or confidentiality concerns; provided, further, a Party may reasonably designate any competitively sensitive material provided to another party under this Section 7.02 as “Outside Counsel Only”, in which case such materials, as well as the information contained therein, will be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supply such materials or information. Parent, on the one hand, and the Company, on the other hand, will each pay fifty percent (50%) of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act.

Section 7.03 Other Filings; Press Release.

(a) No later than one Business Day after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent will provide the Company with a reasonable opportunity to review and comment on such Current Report on Form 8-K prior to its filing and will consider such comments in good faith.

(b) No later than one (1) Business Day after the execution of this Agreement, Parent and the Company will also issue a joint press release announcing the execution of this Agreement.

(c) The Company will prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which will be approved in advance in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, Parent and the Company will prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Parent will issue the Closing Press Release. Parent (as the successor-in-interest to the Company) will file the Closing Form 8-K with the SEC within four (4) Business Days of the Closing.

(d) No later than five (5) Business Days following the Closing, Parent will file a Form D Notice of Exempt Offering of Securities for the issuance of Parent Class A Stock to the Company Holders.

Section 7.04 Confidentiality; Communications Plan; Access to Information.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement will be superseded in its entirety by the provisions of this Agreement; provided, however, if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement will nonetheless continue in full force and effect in accordance with its terms.

(b) Parent and the Company will reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company Stockholders or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements or the rules of any national securities exchange, in which case the disclosing Party will, to the extent practicable and permitted by Applicable Legal Requirements or the rules of any national securities exchange, use commercially reasonable efforts to first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party will consider such comments in good faith; (ii) in the case of an announcement or communication by the Company or the Company Stockholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with reporting, fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan or internal announcements to employees of the Company so long as such communications are consistent in all material respects with any public announcements or public communications previously approved in accordance with Section 7.03 or this Section 7.04(b); (iv) to the extent such announcements or other communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.03 or this Section 7.04(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to customers, suppliers and lenders of the Company for purposes of seeking any consents and approvals required in connection with the Transactions solely to the extent such communications are consistent with a public statement, press release or other communication previously approved in accordance with Section 7.03 or this Section 7.04(b). The Company acknowledges that, in connection with the PIPE Investment, Parent will be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information (as defined in the Confidentiality Agreement).

(c) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, and subject to confidentiality obligations (whether contractual, imposed by the Applicable Legal Requirements or otherwise) that are applicable to information furnished to the Company by third Persons that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the Parties will cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by Applicable Legal Requirements, the Company will afford (and will cause the Group Companies to afford) Parent and its financial advisors, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company and during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, any such access will be conducted in a manner not to interfere with the businesses or operations of the Company and in compliance with COVID-19 Measures. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, and subject to confidentiality obligations (whether contractual, imposed by the Applicable Legal Requirements or otherwise) that are applicable to information furnished to Parent by third Persons that may be in Parent’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the Parties will cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by the Applicable Legal Requirements, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, any such access will be conducted in a manner not to interfere with the businesses or operations of Parent and in compliance with COVID-19 Measures.

Section 7.05 Reasonable Best Efforts.

(a) Subject to the specific provisions regarding Regulatory Filings and PIPE Subscription Agreements contained herein, on the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied and to consummate the Transactions; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iii) the obtaining of all consents, approvals or waivers from third Persons required as a result of the Transactions, including any other consents, approvals or waivers from third Persons referred to on Section 4.05(b) of the Company Disclosure Letter; (iv) the termination of each agreement set forth on Section 7.05(a) of the Company Disclosure Letter; (v) the defending of any Legal Proceedings challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation will include, on the part of Parent, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).

(b) In furtherance and not in limitation of the foregoing, Parent, the Company and its Subsidiaries will propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of the Company or its Subsidiaries or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of the Company or its Subsidiaries; provided, however, that such action is conditioned on the Closing and would not reasonably be expected to have a Company Material Adverse Effect.

Section 7.06 No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, will engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company will use its reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

Section 7.07 No Claim Against Trust Account. The Company acknowledges that Parent has established the Trust Account for the benefit of its public stockholders, which holds proceeds of its initial public offering. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and its Affiliates it has the authority to bind, hereby agrees it does not now and will not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) Parent’s public stockholders upon the redemption of their shares and (ii) the underwriters of Parent’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions or Contracts (including this Agreement) between Parent, on the one hand, and the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided, however, that (a) nothing herein will serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Stockholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Stockholder Redemptions and (b) nothing herein will serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (except any such funds released in order to effectuate the Parent Stockholder Redemptions) and any assets that have been purchased or acquired with any such funds). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and its Affiliates it has the authority to bind under Applicable Legal Requirements. To the extent the Company or any of its respective Affiliates that it has the authority to bind commences any Legal Proceeding against Parent or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which Legal Proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, the Company hereby acknowledges and agrees that the Company and its Affiliates’ sole remedy will be against assets of Parent not in the Trust Account and that such claim will not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. This Section 7.07 will survive the termination of this Agreement for any reason.

Section 7.08 Employee Benefit Matters.

(a) Prior to the Closing Date, Parent will adopt, subject to approval of the stockholders of Parent: (i) an equity incentive plan (the “Equity Incentive Plan”) (in such form as is mutually agreed to in writing by Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Company, as applicable)), which will provide for awards for a number of shares of Parent Class A Stock equal to (1) ten percent (10%) of the Parent Class A Stock issued and outstanding as of immediately following the Effective Time, plus (2) the Incentive Earnout Shares Pool, plus (3) any unissued shares subject to any Parent Option and any Parent RSU that is canceled, forfeited or otherwise expires, plus (4) any shares that are issued pursuant to any Parent Option that are forfeited due to the failure to vest or repurchased at the original purchase price paid for the shares, plus (5) any shares of Parent Class A Stock issued in relation to any shares of Company Restricted Stock that are forfeited due to the failure to vest or repurchased at the original purchase price paid for the shares, plus (6) any shares which are retained upon exercise of any Parent Option or settlement of any Parent RSU in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such award (in each case, as applicable), which share reserve will automatically increase on the first day of each fiscal year of Parent beginning with the 2023 fiscal year through and including the first day of the 2032 fiscal year by a number of shares equal to the lesser of (A) five percent (5%) of the shares of Parent Class A Stock issued and outstanding on the first day of the applicable fiscal year and (B) such smaller number of shares as determined by the Parent Board; and (ii) an employee stock purchase plan (the “Employee Stock Purchase Plan”) (in such form as is mutually agreed to in writing by Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Company, as applicable)), which Employee Stock Purchase Plan will provide for a number of shares of Parent Class A Stock reserved for issuance pursuant to the plan equal to two percent (2%) of the Parent Class A Stock issued and outstanding as of immediately following the Effective Time, which share reserve will automatically increase on the first day of each fiscal year of Parent beginning with the 2023 fiscal year through and including the first day of the 2032 fiscal year by a number of shares equal to the lesser of (A) one percent (1%) of the shares of Parent Class A Common Stock issued and outstanding on the first day of the applicable preceding fiscal year and (B) such smaller number of shares as determined by the Parent Board. Within seven (7) Business Days following the expiration of the sixty (60)-day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent will file an effective registration statement on Form S-8 (or other applicable form) with respect to Parent Class A Stock issuable under the Equity Incentive Plan and the Employee Stock Purchase Plan.

(b) For purposes of clarity, all Parent Options and Parent RSUs will remain subject to the Company Incentive Plan, on an as-converted basis, for so long as such Parent Options and Parent RSUs are outstanding pursuant to their terms and the terms of the Company Incentive Plan. Shares subject to Parent Options and Parent RSUs will be added to, and will become available for issuance pursuant to, the Equity Incentive Plan to the extent provided by Section 7.08(a) above.

(c) Parent will, or will cause the Surviving Corporation or its applicable Subsidiary to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries (excluding any retiree health plans or programs, defined benefit retirement plans or programs or any new awards under any new equity compensation plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service will not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Parent will use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(d) Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 7.08 are included for the sole benefit of Parent and the Company, and that nothing in this Agreement, whether express or implied, (i) will be construed to establish, amend, or modify any employee benefit plan, program, policy, arrangement or Contract, (ii) will limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract following the Closing Date, or (iii) will confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.09 Disclosure of Certain Matters. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Parent, and the Company will as promptly as reasonably practicable provide the other Parties with written notice of (a) any event, development or condition of which they have Knowledge (i) that is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied or cause the fulfillment of those conditions to be materially delayed or (ii) that would require any amendment or supplement to the Proxy Statement, and (b) receipt of any notice or other communication (i) from any Governmental Entity in connection with any Approval that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or (ii) that any Company Material Contract set forth in Sections 4.19(a)(i), (x) or (xxiv) of the Company Disclosure Letter has been terminated (or such termination has been threatened) or any material modifications or amendments have been made to any Company Material Contract set forth in Sections 4.19(a) (i), (x) or (xxiv) of the Company Disclosure Letter (or if any such material modification or amendment has been proposed); provided, however, no such notification or the failure to provide such notification will, in and of itself, effect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result, in and of itself, in the failure of a condition set forth in Article VIII.

Section 7.10 Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions to be approved for listing on NYSE at Closing. During the period from the date hereof until the Closing, Parent will use its reasonable best efforts to keep the Parent Class A Stock and Parent Warrants listed for trading on NYSE. After the Closing, Parent will use commercially reasonable efforts to continue the listing for trading of the Parent Class A Stock and Parent Warrants on NYSE.

Section 7.11 No Solicitation.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will not, and will direct its Subsidiaries, its and its Subsidiaries’ respective directors and executive officers, the Company Parties and the Company’s financial advisors (collectively, the “Directed Parties”) not to, and will direct its other Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Business Combination; (ii) furnish any information regarding the Company in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Company Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Company Business Combination; (iii) engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Company Business Combination; or (iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Business Combination. If the Company receives a Company Business Combination or any inquiry or request for information with respect to a Company Business Combination or that is reasonably likely to lead to a Company Business Combination, then the Company will promptly (and in no event later than seventy-two (72) hours after its receipt of such Company Business Combination or request) notify Parent in writing of such Company Business Combination or request (which notification will include the identity of the Person making or submitting such request or Company Business Combination and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof). Promptly following the execution and delivery of this Agreement, the Company will, and will instruct each of its Affiliates and its and their respective directors and executive officers, and will instruct and use reasonable best efforts to cause the Directed Parties and any other Person whom the Company knows or reasonably should know would otherwise be in a position to commit a violation of the restrictions contained in the Section 7.11(a) to immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Business Combination made on or prior to the date hereof; provided, however, that the Company’s obligations described in this sentence shall not be deemed to apply to Family Member Affiliates of the Directed Parties. Any violation of or the taking of any actions materially inconsistent with the restrictions contained in this Section 7.11(a) by any of the Company’s Representatives of which the Company has actual knowledge will be deemed to be a breach of this Section 7.11(a) by the Company.

(b) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent will not, and will cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees not to, and will direct its other Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person (other than Company or its Subsidiaries) of, any indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Business Combination; (ii) furnish any information regarding Parent in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Parent Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Parent Business Combination; (iii) engage in or otherwise participate in any discussions or negotiations with any Person (other than Company or its Representatives) with respect to any Parent Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Parent Business Combination; or (iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent Business Combination; provided, that (i) the foregoing will not restrict Parent from responding to unsolicited inbound bona fide written inquiries received after the date hereof that did not result from a breach of this Section 7.11 if the Parent Board reasonably determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary duties under Applicable Legal Requirements, and (ii) for the avoidance of doubt, nothing in this Section 7.11(b) shall limit the rights of any Representative or Affiliate of Parent, including Sponsor (subject to the terms of the Sponsor Support Agreement), or any of its Representatives with respect to any transaction involving any Person (other than Parent) and any other Person (other than the Company), including any business combination involving a special purpose acquisition company that is not the Parent.

(c) If Parent receives a Parent Business Combination or any inquiry or request for information with respect to a Parent Business Combination or that is reasonably likely to lead to a Parent Business Combination, then Parent will promptly (and in no event later than seventy-two (72) hours after its receipt of such Parent Business Combination or request) notify Company in writing of such Parent Business Combination or request (which notification will, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such request or Parent Business Combination and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)). Promptly following the execution and delivery of this Agreement, Parent will, and will cause each of its Affiliates and its and their respective directors, officers and employees, and will instruct and use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Company and its Representatives) relating to any Parent Business Combination made on or prior to the date hereof. Any violation of the restrictions contained in this Section 7.11(b) by any of Parent’s Representatives will be deemed to be a breach of this Section 7.11(b) by Parent.

Section 7.12 Trust Account. Upon satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and provision of notice thereof to Continental (which notice Parent will provide to

Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) will cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter, and (ii) will use commercially reasonable efforts to cause Continental to, and Continental will thereupon be obligated to, distribute the proceeds from the Trust Account as directed in the Trust Termination Letter, including all amounts payable (A) to stockholders who elect to have their Parent Class A Stock converted to cash in accordance with the provisions of Parent Organizational Documents, (B) for income tax or other tax obligations of Parent prior to Closing, (C) for any Parent Transaction Costs, and (D) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (b) thereafter, the Trust Account will terminate, except as otherwise provided therein.

Section 7.13 Directors’ and Officers’ Liability Insurance.

(a) Parent and the Company agree that for a period of six (6) years from the Closing Date, Parent and the Company will, and will cause the Group Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of Parent, the Company or any other Group Company, as the case may be, or who, at the request of Parent, the Company or any other Group Company, as the case may be, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”), of Parent’s and the Group Companies’ respective Charter Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent or any Group Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and Parent and the Company will, and will cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period will continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) At or prior to the Closing, Parent will purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of Parent or a Group Company currently covered by a directors’ and officers’ liability insurance policy of Parent or one or more Group Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date hereof for the six (6)-year period following the Closing; provided, however, that in no event will Parent be required to expend on the premium thereof in excess of 300 % of the aggregate annual premiums currently payable by Parent and the Group Companies with respect to such current policies (the “Premium Cap”); provided, further, if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail will contain the maximum coverage available at the Premium Cap. Parent will maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party will have any further obligation to purchase or pay for such insurance pursuant to this Section 7.13(b).

(c) The rights of each D&O Indemnified Party hereunder will be in addition to, and not in limitation of, any other rights such Person may have under the Parent Organizational Documents or the Charter Documents any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Parent and the Group Companies under this Section 7.13 will not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.13 will survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.13.

(d) If Parent or, after the Closing, any Group Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision will be made so that the successors and assigns of Parent or such Group Company, as applicable, assume the obligations set forth in this Section 7.13.

Section 7.14 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than three (3) days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits will not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company will provide drafts of such waivers and approval materials to Parent for its reasonable review and comment, and the Company will consider in good faith and incorporate any such comments. No later than seven (7) days prior to soliciting the waivers, the Company will provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.14 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company will deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 7.15 Tax Matters.

(a) Parent covenants that it will file a consolidated U.S. federal income Tax Return with the applicable Group Companies for the period starting on the day following the Closing Date and, for U.S. federal income Tax purposes, the applicable Group Companies will become members of the affiliated group of corporations of which Parent is the common parent or of which Parent is a member on the day following the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions will be borne and paid by the Parent. Parent will timely file any Tax Return or other document with respect to such Taxes or fees (and the Company Securityholders and Parent will reasonably cooperate with respect thereto as necessary).

(c) On the Closing Date, the Company will provide Parent with certificates on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2), 1.1445-2(c)(3) and 1.897-2(h), as applicable, certifying that the Company is not a “foreign person” within the meaning of Section 1445 of the Code and that interests in the Company are not United States real property interests within the meaning of Sections 897 and 1445 of the Code; provided, however, that, notwithstanding anything to the contrary, Parent’s sole remedy in the event the Company fails to deliver such certificate will be to make a proper withholding of Tax to the extent required by Applicable Legal Requirements. After the Closing, Second Merger Sub, as successor to the Company and on behalf of the Company, will mail to the Internal Revenue Service a copy of the certification provided pursuant to Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) together with the notice and information required by Treasury Regulations Section 1.897-2(h) in accordance with the provisions of and within the time frames provided in Treasury Regulations Section 1.897-2(h).

(d) Parent and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties will not, and will not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Mergers from qualifying for the Intended Tax Treatment.

(e) Second Merger Sub will be classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes (and any comparable provision of state or local tax Legal Requirements) for all taxable periods since the date of its formation and the Parties will not take any position or action contrary thereto, including following the Mergers.

(f) All Tax sharing agreements or similar arrangements with respect to or involving any Group Company (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes or any agreement the only parties to which are Group Companies) will be terminated prior to the Closing Date and, after the Closing Date, none of the Group Companies will be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there will be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

(g) To the extent that the Escrow Shares are disbursed from the Escrow Account and issued to the PIPE Investors in accordance with, and pursuant to the terms of the PIPE Subscription Agreements, the Parties intend that such issuances will be treated for U.S. federal and applicable state and local tax purposes as a non-taxable purchase price adjustment to the numbers and amounts of shares purchased by such PIPE Investors pursuant to such PIPE Subscription Agreements. To the extent that the Escrow Shares are disbursed from the Escrow Account and issued to the Non-Redeeming Parent Stockholders in respect of their Parent Class A Stock, the Parties intend that such issuances will be treated for U.S. federal and applicable state and local tax purposes as distributions of stock by the Parent which are exempt from gross income pursuant to Section 305(a) of the Code, except to the extent otherwise required by applicable law as a result of distributions made by the Company after the Effective Time that are subject to Treasury Regulations Section 1.305-3. To the extent that the Escrow Shares are disbursed from the Escrow Account and issued to the Company Stockholders, the Parties intend that such issuances will be treated for U.S. federal and applicable state and local tax purposes in the same manner as the issuances of Earnout Shares described in Section 3.02. Prior to the time that any of the Escrow Shares are disbursed from the Escrow Account, the Parties intend that such Escrow Shares will be treated for U.S. federal and applicable state and local tax purposes as not yet having been issued by the Parent. Each of the Parties agrees to prepare and file all Tax Returns, and to cause their respective Affiliates to prepare and file all Tax Returns, in a manner which is consistent with the intentions described in this paragraph, except as may otherwise be required by a determination pursuant to Section 1313 of the Code.

Section 7.16 [RESERVED].

Section 7.17 Mudrick Subscription Agreement, Mudrick Indenture and Convertible Notes.

(a) Unless otherwise approved in writing by the Company (which approval will not be unreasonably withheld, conditioned or delayed), Parent will not permit any material amendment or modification to be made to, or any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Mudrick Subscription Agreement or the form of Mudrick

Indenture (including the form of Convertible Note) attached as an exhibit to the Mudrick Subscription Agreement. Parent will take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Mudrick Subscription Agreement on the terms and conditions described therein, including maintaining in effect the Mudrick Subscription Agreement and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Mudrick Subscription Agreement and otherwise comply with its obligations thereunder; and (ii) in the event that all conditions to the applicable purchasers’ obligations to pay the purchase price of the Convertible Notes as provided in the Mudrick Subscription Agreement (other than those conditions that by their nature are to be satisfied at the Closing of the Transactions) have been satisfied, consummate the transactions contemplated by the Mudrick Subscription Agreement at or prior to Closing; enforce its rights under the Mudrick Subscription Agreement in the event that all conditions to the purchasers’ obligations to pay the purchase price of the Convertible Notes to Parent or the Surviving Entity as provided in the Mudrick Subscription Agreement (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing of the Transactions) have been satisfied. Parent agrees that the Mudrick Subscription Agreement will provide that the Company is a third party beneficiary thereof and is entitled to enforce such agreements against the investors.

(b) Without limiting the generality of the foregoing, Parent will give the Company prompt written notice: (i) of any amendment to any of the Mudrick Subscription Agreement or the form of Mudrick Indenture (including the form of Convertible Note) attached as an exhibit thereto; (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would be reasonably likely to give rise to any breach or default) by any party to the Mudrick Subscription Agreement known to Parent; and (iii) of the receipt of any written notice or other written communication from any party to the Mudrick Subscription Agreement with respect to any actual, potential, threatened in writing or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to the Mudrick Subscription Agreement or any material provisions thereof; provided, that, the Company will not be permitted to use Parent’s alleged failure to provide prompt written notice under this Section 7.17(b) as the basis for claiming that any of the conditions set forth in Article VIII has not been satisfied or for terminating this Agreement pursuant to Article IX. Parent will deliver all material notices it is required to deliver under the Mudrick Subscription Agreement on a timely basis in order to cause, in the event that all conditions to the purchasers’ obligations to pay the purchase price of the Convertible Notes as provided in the Mudrick Subscription Agreement are satisfied (other than those conditions that by their nature are to be satisfied at the Closing of the Transactions), the applicable purchasers to consummate the purchase of the Convertible Notes as provided in the Mudrick Subscription Agreement concurrently with the Closing.

Section 7.18 Section 16 Matters. Prior to the Effective Time, Parent will take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.19 Parent Board of Directors and Parent Officers. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, subject to any limitation imposed under Applicable Legal Requirements and NYSE listing requirements, the Parties will use commercially reasonable efforts to ensure that such individuals as are mutually agreed by the Parties are elected and appointed as directors and officers of Parent effective immediately after the Closing.

Section 7.20 Release.

(a) Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective Affiliates and their respective employees, officers, directors, and other representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Company Securityholder and each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Securityholder Released Parties”) from all Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Securityholder Released Parties; provided, however, nothing in this Section 7.20 will release any Company Securityholder Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements or any other Contract to which any Company Securityholder Released Party is a party; (ii) as applicable, any Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Securityholder Released Party’s employment by any Group Company; or (iii) any claim based on Actual Fraud.

(b) Effective upon and following the Closing, each Company Securityholder, on its own behalf and on behalf of each of its Affiliates and their respective employees, officers, directors, and other representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and each Group Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 7.13); provided, however, that nothing in this Section 7.20 will release the Parent Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements or any other Contract to which any Parent Released Party is a party; (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Company Benefit Plan in effect as of the date hereof or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date hereof and consistent with past practice; or (iii) any claim based on Actual Fraud.

Section 7.21 Sponsor Support Agreement. Unless otherwise approved in writing by the Company (which approval will not be unreasonably withheld, conditioned or delayed), Parent will not make any amendment or modification to, or any waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, the Sponsor Support Agreement.

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

Section 8.01 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) At the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters will have been duly adopted by the stockholders of Parent in accordance with the DGCL, the Parent Organizational Documents and the NYSE rules and regulations.

(b) The Company Requisite Stockholder Approval will have been obtained.

(c) Parent will have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Stock held by them into a pro rata share of the Trust Account in accordance with the Parent Organizational Documents.

(d) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the Parties will have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions as set forth on Section 8.01(d) of the Company Disclosure Letter.

(e) No provision of any Applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions will be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or will be threatened in writing by a Governmental Entity.

(f) The shares of Parent Class A Stock to be issued in connection with the Closing will be approved for listing upon the Closing on NYSE, subject only to the official notice of issuance.

(g) The Registration Statement will have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement will have been initiated or be threatened by the SEC.

(h) The Transaction Agreements will be in full force and effect and will not have been rescinded by any of the Parties.

Section 8.02 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Mergers and the other Transactions will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The Fundamental Representations of Parent will each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of Parent contained in Section 5.03(Capitalization) and Section 5.08 (Absence of Changes or Events) will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of Parent contained in this Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect.

(b) Parent, First Merger Sub and Second Merger Sub will have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Parent will have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.02(a)-(b).

(d) The persons listed on Section 8.02(d) of the Parent Disclosure Letter will have resigned from all of their positions and offices with Parent.

(e) Parent will have delivered, or caused to be delivered, or will stand ready to deliver all of the certificates, instruments, Contracts, Transaction Agreements and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 1.02(a), duly executed by Parent, First Merger Sub and Second Merger Sub, as applicable.

(f) Parent Available Cash shall not be less than the Minimum Cash Amount.

Section 8.03 Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other Transactions will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) (i) The Fundamental Representations of the Company will each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (Capitalization) and Section 4.09 (Absence of Changes or Events) will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) The Company will have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) No Company Material Adverse Effect will have occurred since the date hereof.

(d) The Company will have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.03(a)-(c).

(e) The Company will have delivered to Parent the certificates referred to in Section 7.15(c) of this Agreement.

(f) All consents, approvals and authorizations set forth on Section 8.03(f) of the Company Disclosure Letter will have been obtained from and made with all Governmental Entities.

(g) The Persons listed on Section 8.03(g) of the Company Disclosure Letter will have resigned from all of their positions and offices with the Company.

(h) The Company will have delivered, or caused to be delivered, or will stand ready to deliver all of the certificates, instruments, Contracts, Transaction Agreements and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by the Company pursuant to Section 1.02(b), duly executed.

Section 8.04 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Transactions will not have been consummated by December 31, 2022 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.01(b) will not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity will have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, First Merger Sub or Second Merger Sub, or if any representation or warranty of Parent, First Merger Sub or Second Merger Sub will have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become untrue; provided, however, that if such breach by Parent, First Merger Sub or Second Merger Sub is curable by Parent, First Merger Sub or Second Merger Sub prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 9.01(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to Parent of such breach; and (ii) the Outside Date; provided, further, each of Parent, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.01(d) if: (A) it or the Company will have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent, First Merger Sub or Second Merger Sub is cured during such thirty (30)-day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company will have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become untrue; provided, however, that if such breach is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 9.01(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach; and (ii) the Outside Date; provided, further, the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.01(e) if: (A) it will have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such thirty (30)-day period);

(f) by either Parent or the Company, if, at the Special Meeting (including any postponements or adjournments thereof), the Parent Stockholder Matters are not duly adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Organizational Documents;

(g) by Parent, if the Company Requisite Stockholder Approval will not have been obtained, and the Stockholder Consent executed by the Company Holders will not have been delivered, within forty-eight (48) hours after the execution of this Agreement; and

(h) by the Parent (i) if the Company fails to deliver the PCAOB Audited Financials to the Parent containing an unqualified (except with respect to material weaknesses) audit report / opinion thereon from the auditor in accordance with Section 7.01(d) or (ii) contain a materially adverse deviation from the Draft PCAOB Financial Statements.

Section 9.02 Notice of Termination; Effect of Termination.(a) Any termination of this Agreement in accordance with Section 9.01 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement in accordance with Section 9.01, this Agreement will be of no further force or effect and the Transactions will be abandoned, except for and subject to the following: (i) the Confidentiality Agreement and Section 7.04, Section 7.07, this Section 9.02, and Article XI (General Provisions) and any other Section or Article of this Agreement referenced in Section 7.04, Section 7.07, this Section 9.02, and Article XI (General Provisions) which are required to survive in order to give appropriate effect to Section 7.04, Section 7.07, this Section 9.02, and Article XI (General Provisions), will survive the termination of this Agreement; and (ii) nothing herein will relieve any Party from liability for any knowing and intentional breach of this Agreement or Actual Fraud.

Section 9.03 Fundamental Breach Compensation. The Parties mutually acknowledge the unique nature of Parent and its structure as a special purpose acquisition company, including, but not limited to, the provisions of its Charter that require it to cease all operations and liquidate its assets if it has not completed a business combination transaction within 24 months of its initial public offering. In light of the inherent difficulty of measuring the actual damages that Parent would suffer as a result of a Fundamental Breach, the Parties have mutually agreed that the Fundamental Breach Compensation Amount represents the Parties’ reasonable estimate of the irreparable damages that Parent would sustain from a Fundamental Breach. Accordingly, the Company agrees to pay the Fundamental Breach Compensation Amount to Parent or its designee by wire transfer of same day funds as liquidated damages, if (i) Parent terminates this Agreement as a result of a Fundamental Breach by the Company, or (ii) during the Parent Operating Window, the Company enters into a letter of intent or other agreement with any Person (other than Parent) with respect to a Company Business Combination that resulted from a Fundamental Breach that occurred at any time before this Agreement is terminated pursuant to its terms. The Company agrees to notify each the Directed Parties of the provisions of this Section 9.03 and instruct them to comply with the obligations hereunder and in Section 7.11(a). Notwithstanding anything to the contrary in this Agreement, nothing herein shall be construed as limiting the rights of the Parent to seek an injunction, specific performance or other equitable relief in accordance with Section 11.06 or shall be deemed to restrict or preclude the exercise of any other rights or remedies available to the Parent hereunder. The Parties acknowledge and agree that in no event will the Company be required to pay the Fundamental Breach Compensation Amount to Parent on more than one occasion.

ARTICLE X

NO SURVIVAL

Section 10.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto will terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.01 nor anything else in this Agreement to the contrary will limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements will survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Actual Fraud.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Notices. All notices and other communications hereunder will be in writing and will be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, First Merger Sub or Second Merger Sub, to:

InterPrivate II Acquisition Corp.

c/o InterPrivate LLC

1350 Avenue of the Americas

New York, NY 10019

Attention: Brandon C. Bentley, General Counsel

Email: Bbentley@interprivate.com

with a copy (which will not constitute notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Kenneth A. Gerasimovich, Michael Helsel

Email: annexa@gtlaw.com, gerasimovichk@gtlaw.com, helselm@gtlaw.com if to the Company, to:

Getaround, Inc.

55 Green Street

San Francisco, CA 94111

Attention: Spencer Jackson

Email: spencer@getaround.com

with a copy (which will not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Rd.

Menlo Park, CA 94025-1015

Attention: Steve Venuto, Matthew Gemello, Bill Hughes

Email: svenuto@orrick.com, mgemello@orrick.com, bhughes@orrick.com,

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above will control.

Section 11.02 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context will require, any pronoun will include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference will be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, subsections or Recitals such reference will be to a Section, subsection or Recital of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Tempest” online datasite hosted by Secure Docs at least two (2) Business Days prior to the date hereof. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to “written” or “in writing” include in electronic form. References herein to any Person will include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Any reference to “days” means calendar days unless Business Days are specified. When reference is made herein to “the business of” an entity, such reference will be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity will be deemed to include all direct and indirect subsidiaries of such entity. The word “or” will not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. Except where otherwise provided, all references to currency amounts in this Agreement means United States dollars. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, however, that with respect to any Contract listed (or required to be listed) on any of the Company Disclosure Letter or Parent Disclosure Letter, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable. Unless the context of this Agreement otherwise requires, references to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The word “extent” in the phrase “to the extent” (or similar phrases) means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

Section 11.03 Counterparts; Electronic Delivery. This Agreement, the other Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which will be considered one and the same document and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party will be deemed to meet the requirements of the previous sentence.

Section 11.04 Entire Agreement; Third Party Beneficiaries. This Agreement and the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof including that certain letter agreement dated as of January 24, 2022, as amended through the date hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.13 and Section 11.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 11.05 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.06 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party will be entitled to enforce specifically the terms and provisions of this Agreement and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Company will be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the PIPE Subscription Agreements and Mudrick Subscription Agreement to the fullest extent permissible pursuant to such PIPE Subscription Agreements and Mudrick Subscription Agreement, in each case as if it were a party thereto.

Section 11.07 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, will be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 11.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, however, that if the Court of Chancery of the State of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding will be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding will be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”) in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and will not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.01. Notwithstanding the foregoing in this Section 11.08, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WILL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WILL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 11.09 Rules of Construction.

(a) Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b) All accounting terms used herein and not expressly defined herein will have the meanings given to them under GAAP.

(c) No summary of this Agreement prepared by a party hereto will affect the meaning or interpretation of this Agreement.

Section 11.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions; provided, that, (a) Parent will be responsible for all (i) expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, (ii) expenses incurred in connection with preparing the Registration Statement and Proxy Statement, (iii) expenses incurred in connection with any filings with or approvals from the NYSE in connection with the Transactions and (iv) any transfer Taxes arising in connection with the Transactions in accordance with Section 7.15(b), (b) Parent and the Company will each pay fifty percent (50%) of any filing fees required by Governmental Entities, including filing fees in connection with filings under the HSR Act, in accordance with Section 7.02, and (c) if the Closing occurs, Parent will pay the Company Transaction Costs and Parent Transaction Costs; provided, further, that, notwithstanding anything that may be expressed or implied in this Agreement, all fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers incurred in anticipation of, relating to and in connection with items (a)(i), (ii) and (iii) of this Section 11.10 will be borne by the Party incurring such costs and expenses.

Section 11.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 11.13 Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself, First Merger Sub and Second Merger Sub), on the one hand, and the Company may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement will not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement will control.

Section 11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person will be a third-party beneficiary of this Section 11.14. This Section 11.14 will be binding on all successors and assigns of the Parties.

Section 11.15 Legal Representation.

(a) Each of the Parties hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Greenberg Traurig LLP or any successor (“GT”) and White & Case LLP or any successor (“W&C”): (i) may represent Parent, the Sponsor or any of their directors, members, partners, officers, employees or Affiliates (including, after the Closing, the Group Companies) (collectively, the “Parent Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding their representation (or any continued representation) of the Parent Group or Waiving Parties and (ii) hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Parties acknowledge that the foregoing provision applies whether or not GT or W&C provides legal services to Parent or any Group Companies after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Parent or any member of the Parent Group and its counsel, including GT and W&C, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Parent Group (the “Parent Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of the Parent or otherwise (including in the knowledge of the officers and employees of the Parent), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Parent Privileged Communications, whether located in the records or email server of the Parent or otherwise (including in the knowledge of the officers and employees of the Parent).

(b) Each of Parent and the Company, for itself and the Waiving Parties hereby agrees that Orrick, Herrington & Sutcliffe LLP or any successor (“Orrick”) may represent the Company Securityholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Company Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Company or other Waiving Parties, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Orrick provides legal services to the Company after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Company or any member of the Company Group and its counsel, including Orrick, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Company Group (the “Company Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

Section 11.16 Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter will each be arranged in separate parts corresponding to the numbered and lettered Sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part will be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party will use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter will not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor will such disclosure be deemed (a) an admission of any breach or violation of any Contract or Legal Requirement, (b) an admission of any liability or obligation to any third Person, or (c) to establish a standard of materiality.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

INTERPRIVATE II ACQUISITION CORP.

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: Chief Executive Officer

TMPST MERGER SUB I INC.

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: President

TMPST MERGER SUB II LLC

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

GETAROUND, INC.

By:	/s/ Sam Zaid
Name: Sam Zaid
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCHEDULE A

Defined Terms

When used in this Agreement, the following terms will have the respective meanings specified therefor below.

“Acceleration Event” has the meaning set forth in Section 3.01(b).

“Actual Fraud” means with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable).

“Additional Company Investment” means any subscription for cash by an investor of securities of the Company after the date of this Agreement, including common or preferred securities or convertible notes, in each case, as reasonably mutually agreed to by the Parties.

“Additional Shares” has the meaning set forth in Section 3.03(c).

“Affiliate” means (a) as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and (b) for any individual, Family Member Affiliates.

“Aggregate Merger Consideration” means the number of shares of Parent Class A Stock equal to (a) the quotient obtained by dividing (i) the Base Purchase Price by (ii) ten dollars ($10.00) plus (b) the number of shares of Parent Class A Stock comprising the Earnout Shares.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Money Laundering Law” means any law, regulation, order, or similar, of any jurisdiction in which the Company or its Subsidiaries operate regarding the prevention of money laundering, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the Money Laundering Control Act of 1986.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the HSR Act, and any federal, state or foreign Legal Requirement designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Applicable Legal Requirements” has the meaning set forth in the Recitals.

“Approvals” has the meaning set forth in Section 4.06(b).

“Audited Financial Statements” has the meaning set forth in Section 4.07(a).

“Base Purchase Price” means an amount equal to eight hundred million dollars ($800,000,000).

“Bridge Notes” means the subordinated convertible promissory notes (as amended), issued pursuant to that certain Subordinated Convertible Note Purchase Agreement, dated as of May 24, 2021, by and between the Company and the purchasers identified on Exhibit A thereto.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“Business IP” means any and all (a) Owned Intellectual Property, and (b) Intellectual Property rights used in or necessary for the conduct of the businesses of the Group Companies as currently conducted.

“Business Product” means all computer software (in object code or source code format), data and databases, and related documentation and materials and other products from which any of the Group Companies has derived within the one (1) year preceding the date hereof or is currently deriving revenue from the sale, license, maintenance or provision thereof.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.

“Certificate” has the meaning set forth in Section 2.07(a).

“Certificates of Merger” has the meaning set forth in Section 1.03(c).

“Change in Recommendation” has the meaning set forth in Section 7.01(b).

“Change of Control” any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and the Company Subsidiaries, taken as a whole.

Schedule A-2

“Charter Documents” has the meaning set forth in Section 4.01.

“Chosen Courts” has the meaning set forth in Section 11.08(a).

“Class B Conversion Ratio” means the ratio at which the shares of Parent Class B Stock are automatically convertible into shares of Parent Class A Stock pursuant to Section 4.3(b) of Parent Charter.

“Class B Non-Voting Common Stock” has the meaning set forth in Section 4.03(a).

“Closing” has the meaning set forth in Section 1.01.

“Closing Date” has the meaning set forth in Section 1.01.

“Closing Form 8-K” has the meaning set forth in Section 7.03(c).

“Closing Merger Consideration” means the Aggregate Merger Consideration minus (a) the Escrow Shares and minus (b) the Earnout Shares.

“Closing Press Release” has the meaning set forth in Section 7.03(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Plan” has the meaning set forth in Section 7.04(b).

“Company” has the meaning set forth in the Preamble.

“Company Award” means a Company Option, share of Company Restricted Stock or Company RSUs.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section (3) of ERISA, and any other agreement, arrangement, plan, policy or program providing compensation or other benefits to any current or former director, officer, employee or other service provider, including employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, material fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, (i) which is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries and (ii) under which the Company or any of the Company Subsidiaries is obligated to contribute, or with respect to which the Company or any of the Company Subsidiaries or ERISA Affiliate has any obligation or liability; direct or indirect, contingent or otherwise.

“Company Board” has the meaning set forth in the Recitals.

Schedule A-3

“Company Business Combination” means any inquiry, indication of interest, proposal or offer (other than an offer, indication of interest or proposal made or submitted by or on behalf of Parent or any of its Affiliates) contemplating or otherwise relating to any Company Competing Transaction.

“Company Capital Stock” means, as applicable, Company Common Stock and Company Preferred Stock.

“Company Common Stock” has the meaning set forth in Section 4.03(a).

“Company Competing Transaction” means any transaction or series of related transactions (other than the Transactions, the Getaround1 B.V. Transaction, sales of services in the ordinary course of business, the Bridge Notes or the issuance of New Getaround Bridge Notes) involving, directly or indirectly:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company or any of the Company Subsidiaries;

(b) any public offering of debt or equity securities of the Company or any of the Company Subsidiaries, or any other offering or private placement of any equity, debt, convertible debt or similar securities in the Company or any of the Company Subsidiaries;

(c) any loan or any other incurrence of any form of Indebtedness by the Company or any of the Company Subsidiaries;

(d) any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) of the Company or (ii) in which the Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) of the Company;

(e) any sale, exchange, transfer, acquisition or disposition of ten percent (10%) or more of the assets of the Company or of any business or businesses that constitute or account for ten percent (10%) or more of the revenues or income of the Company;

(f) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) of the Company; or

(g) any combination of the foregoing types of transaction.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Group” has the meaning set forth in Section 11.15(b).

Schedule A-4

“Company Holders” has the meaning set forth in the Recitals.

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Company Holders and Parent, as amended or modified from time to time.

“Company Incentive Plan” means the Amended and Restated 2010 Stock Plan, as amended from time to time.

“Company In-the-Money Vested Option” means any vested Company Option with an exercise price per Company Common Stock that is lower than the value of Closing Merger Consideration being paid per share of Company Common Stock.

“Company IT Systems” means all IT Systems owned, leased, outsourced, or licensed by any Group Company to process, store, maintain, backup or operate data, information and functions that are used (or held for use) in connection with and are material to the business of the Group Companies.

“Company Material Adverse Effect” means any effect, change, event, fact, condition or occurrence, that, individually or when aggregated with other effects, changes, events, facts, conditions or occurrences: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, no effect, change, event, fact, condition or occurrence arising out of or related to any of the following, alone or in combination, will be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural or man-made disasters; (iii) the taking of any action required by this Agreement or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities) (provided, that this clause (iii) will not apply to any representation or warranty set forth in Section 4.05); (iv) changes or proposed changes in Applicable Legal Requirements after the date hereof; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date hereof; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Group Companies operate; or (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that this clause (viii) will not prevent a determination that any effect, change, event, fact, condition or occurrence underlying such failure has resulted in a Company Material Adverse Effect; provided, further, if a change, event or occurrence related to clauses (i),

Schedule A-5

(ii), or (iv) through (vii) disproportionately adversely affects the Group Companies, taken as a whole, compared to other Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur as a result thereof.

“Company Material Contract” has the meaning set forth in Section 4.19(a).

“Company Options” means any options granted under the Company Incentive Plan to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, that are outstanding immediately prior to the Closing.

“Company Party” means the Company’s executive officers, directors, any Person owning more than five percent (5%) of the Company’s common stock on a fully diluted basis and the individuals listed on Section A.1 of the Company Disclosure Letter and any Person acting on behalf and at the direction of the forgoing.

“Company Personnel” means the beneficiaries under the Equity Incentive Plan who will receive Incentive Earnout Shares.

“Company Preferred Stock” has the meaning set forth in Section 4.03(a).

“Company Preferred Stock Conversion” has the meaning set forth in Section 2.06(b).

“Company Privileged Communications” has the meaning set forth in Section 11.15(b).

“Company Real Property Leases” has the meaning set forth in Section 4.13(b).

“Company Requisite Stockholder Approval” means (a) the adoption of this Agreement and the approval of the Transactions (including the Mergers) by the holders of at least fifty percent (50%) of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class (with the holders of Company Preferred Stock being entitled to the number of votes per share specified in the Company’s Charter Documents); (b) the adoption of this Agreement and the approval of the Transactions (including the Mergers and the Company Preferred Stock Conversion) by the holders of at least sixty percent (60%) of the outstanding shares of Company Preferred Stock, voting together as a class and on an as-converted to Company Common Stock basis; (c) the adoption of this Agreement and the approval of the Transactions (including the Mergers) by the holders of at least fifty percent (50%) of the outstanding shares of Series D Preferred Stock and Series D-3 Preferred Stock, voting together as a single class; and (d) the adoption of this Agreement and the approval of the Transactions (including the Mergers) by the holders of at least fifty percent (50%) of the outstanding shares of Series E Preferred Stock and Series E-2 Preferred Stock, voting together as a single class.

“Company Restricted Stock” means a share of Company Common Stock that, as of immediately prior to the Effective Time, is subject to a substantial risk of forfeiture, within the meaning of Section 83(b) of the Code and was issued pursuant to the Company Incentive Plan.

Schedule A-6

“Company RSU” means any award of restricted stock units granted under the Company Incentive Plan in respect of shares of Company Common Stock that are outstanding immediately prior to the Effective Time.

“Company Securityholder” means a Company Stockholder, holder of Company Awards and holder/or holder of Company Warrants.

“Company Securityholder Released Parties” has the meaning set forth in Section 7.19(a).

“Company Software” means any and all Software which any of the Group Companies owns or purports to own, in whole or in part.

“Company Stockholder” means a holder of a share of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Company Subsidiaries” has the meaning set forth in Section 4.02(a).

“Company Transaction Costs” has the meaning set forth in Section 2.08(a).

“Company Warrant Exercise” has the meaning set forth in Section 7.01(c).

“Company Warrants” means the warrants of the Company to purchase Company Capital Stock, including Company Common Stock, Series B Preferred Stock, Series E-2 Preferred Stock, and Series E-3 Preferred Stock.

“Concerned Party” means a Person engaging in an act or omission that would give rise to a Fundamental Breach, absent a Cure.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 9, 2021, by and between the Company and Parent.

“Continental” has the meaning set forth in Section 5.14(a).

“Continuing Employees” has the meaning set forth in Section 7.08(c).

“Contract” means any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Convertible Notes” has the meaning set forth in the Mudrick Subscription Agreement.

“Copyleft Terms” has the meaning set forth in Section 4.17(f).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

Schedule A-7

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Legal Proceeding, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Cure” means, in the context of a Fundamental Breach, where the Company (i) promptly informs Parent in reasonable detail of the relevant conduct, including the identities of the Concerned Parties involved, and keeps Parent reasonably informed of the status of any continuing efforts to Cure thereafter; and (ii) takes reasonable measures to (x) restrain the Concerned Parties (defined below) from acting in a manner that would reasonably be expected to violate Section 7.11(a), and (y) mitigate the consequences of such conduct.

“D&O Indemnified Party” has the meaning set forth in Section 7.13(a).

“D&O Tail” has the meaning set forth in Section 7.13(b).

“DGCL” has the meaning set forth in the Recitals.

“Directed Parties” has the meaning set forth in Section 7.11(a).

“Dissenting Shares” has the meaning set forth in Section 2.09(a).

“DLLCA” has the meaning set forth in the Recitals.

“Draft PCAOB Financial Statements” has the meaning set forth in Section 4.07(f).

“Earnout Period” has the meaning set forth in Section 3.01(a).

“Earnout Recipients” has the meaning set forth in Section 3.01(a)(i).

“Earnout Shares” has the meaning set forth in Section 3.01(a)(vii).

“Earnout Targets” has the meaning set forth in Section 3.01(a)(vii).

“Effective Time” has the meaning set forth in Section 2.01.

“Employee Stock Purchase Plan” has the meaning set forth in Section 7.08(a).

“Environmental Law” means any and all Applicable Legal Requirements relating to pollution, Hazardous Materials, the environment, natural resources, threatened or endangered species, or human health and safety.

“Equity Incentive Plan” has the meaning set forth in Section 7.08(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Schedule A-8

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 1.03(g).

“Escrow Agent” has the meaning set forth in Section 1.03(g).

“Escrow Agreement” has the meaning set forth in Section 1.03(g).

“Escrow Shares” means 9,333,333 shares of Parent Class A Stock to be delivered by Parent to the Escrow Agent at Closing in accordance with this Agreement, the PIPE Subscription Agreements and the Escrow Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.07(a).

“Exchange Fund” has the meaning set forth in Section 2.07(b).

“Excluded Shares” has the meaning set forth in Section 2.06(d)(iii).

“Family Member Affiliates” means for any individual, (a) such individual’s spouse, lineal descendants (whether natural or adopted), siblings, parents, spouse’s parents, (b) the lineal descendants and any spouse of any of the individuals described in the foregoing clause (a), and (c) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual.

“Fifth Level Earnout Shares” has the meaning set forth in Section 3.01(a)(v).

“Fifth Level Earnout Target” has the meaning set forth in Section 3.01(a)(v).

“Fifth Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(v).

“First Certificate of Merger” has the meaning set forth in Section 1.03(b).

“First Level Earnout Shares” has the meaning set forth in Section 3.01(a)(i).

“First Level Earnout Target” has the meaning set forth in Section 3.01(a)(i).

“First Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(i).

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Preamble.

Schedule A-9

“First Merger Sub Common Stock” has the meaning set forth in Section 5.03(b).

“Fourth Level Earnout Shares” has the meaning set forth in Section 3.01(a)(iv).

“Fourth Level Earnout Target” has the meaning set forth in Section 3.01(a)(iv).

“Fourth Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(iv).

“Fundamental Representations” means: (a) in the case of the Company, the representations and warranties contained in Section 4.01 (Organization and Qualification), Section 4.02 (Company Subsidiaries), Section 4.04 (Due Authorization) and Section 4.16 (Brokers); and (b) in the case of Parent, the representations and warranties contained in Section 5.01 (Organization and Qualification), Section 5.02 (Parent Subsidiaries) and Section 5.04 (Authority Relative to this Agreement).

“Fundamental Breach Compensation Amount” means (a) twenty million dollars ($20,000,000) if the Fundamental Breach results solely from a transaction described in clause (ii) of the definition of Fundamental Breach Transaction and (b) thirty million dollars ($30,000,000) in all other cases.

“Fundamental Breach” means a breach of Section 7.11(a) as a consequence of an act or omission by the Company or any Directed Party; provided that no Fundamental Breach shall occur solely as a result of the conduct of a Person if (i) no Company Party had actual knowledge of such breach, or (ii) if a Company Party has actual knowledge of such breach, and the Company (x) promptly informs Parent of any such conduct, (y) takes commercially reasonable measures to Cure such breach and (z) does not subsequently engage in a Fundamental Breach Transaction.

“Fundamental Breach Transaction” shall occur if, (i) during the term of this Agreement, the Company enters into an agreement relating to a Competing Company Transaction (a) with a Concerned Party, or (b) that was sourced by a Concerned Party; or (ii) during the Parent Operating Window, the Company enters into an agreement relating to a Competing Company Transaction with (a) with a Concerned Party, or (b) that was sourced by a Concerned Party, or (c) resulted from active and ongoing negotiations by a Directed Party which conduct would have constituted a Fundamental Breach if such Company Party had actual knowledge of it while this Agreement was in effect.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Getaround1 B.V. Transaction” means the sale, transfer, assignment or conveyance of the equity interests or equity securities, or the dissolution, liquidation or winding up of Getaround1 B.V.

Schedule A-10

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory, supervisory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

“Group Companies” means the Company and all of its direct and indirect Subsidiaries.

“Group Companies’ Privacy Notices” has the meaning set forth in Section 4.18(a).

“GT” has the meaning set forth in Section 11.15(a).

“Hazardous Material” means any substance, material or waste that is listed, classified, defined, characterized, designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste,” or words of similar meaning or effect, or otherwise regulated pursuant to any Environmental Law, including any petroleum, petroleum products, petroleum byproducts, petroleum breakdown products, volatile organic compounds, semi-volatile organic compounds, pesticides, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead or lead-based paint, asbestos and asbestos-containing materials, or radioactive materials.

“HSR Act” has the meaning set forth in Section 4.05(b).

“Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(vii).

“Incentive Earnout Shares Pool” has the meaning set forth in Section 3.01(e).

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money including the borrowed indebtedness and any premiums, fees and expenses related to the paydown of such indebtedness at or immediately following the Closing; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Information Statement” has the meaning set forth in Section 7.01(c).

“Insider” has the meaning set forth in Section 4.21.

“Insurance Policies” has the meaning set forth in Section 4.20.

Schedule A-11

“Intellectual Property” means any and all intellectual property and all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including all rights, title and interest in and to any and all: (a) patents and patent applications, patentable inventions, invention disclosures and other patent rights, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, interferences, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor), and counterparts thereof, (collectively, “Patents”); (b) trademarks, service marks, brand names, trade dress rights, slogans, logos, corporate and business names, social media identifiers and related accounts, and trade names, and other source identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) registered and unregistered copyrights, applications for registration of copyright, design and database rights, works of authorship, literary works, design rights, and moral and similar authors’ rights (collectively, “Copyrights”); (d) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (e) all internet domain names, social media usernames and accounts, and rights of publicity; (f) trade secrets, know-how, formulae, and confidential and proprietary information (collectively “Trade Secrets”); (g) mask works and all applications, registrations, and renewals in connection therewith; and (h) all legal rights arising from items (a) through (g), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests.

“Intended Tax Treatment” has the meaning set forth in Section 2.13.

“Internal Controls” has the meaning set forth in Section 4.07(b).

“IT Systems” means technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation.

“Knowledge” means the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry of: (a) with respect to the Company, the individuals listed on Section A.1 of the Company Disclosure Letter; and (b) with respect to Parent, First Merger Sub or Second Merger Sub, the individuals listed on Section A.1 of the Parent Disclosure Letter.

“Leased Real Property” has the meaning set forth in Section 4.13(b).

“Legal Proceeding” means any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, examination, notice of violation or citation received, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

Schedule A-12

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, act, constitution, treaty, principle of common law, ordinance, code, rule, regulation, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including common law. All references to “Legal Requirements” will be deemed to include any amendments thereto, and any successor Legal Requirements, unless the context otherwise requires.

“Letter of Transmittal” has the meaning set forth in Section 2.07(c).

“Licensed Intellectual Property” means all Intellectual Property owned by a third Person licensed to any of the Group Companies.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Losses” means any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Merger Materials” means the Registration Statement and the Proxy Statement.

“Mergers” has the meaning set forth in the Recitals.

“Minimum Cash Amount” means $225,000,000.

“Mudrick” means Mudrick Capital Management L.P.

“Mudrick Indenture” has the meaning set forth in the Recitals.

“Mudrick Subscription Agreement” has the meaning set forth in the Recitals.

“New Getaround Bridge Notes” has the meaning set forth in the Mudrick Subscription Agreement.

“Non-Redeeming Parent Stockholder” means each Parent Stockholder that will be a holder of shares of Parent Class A Stock or Parent Class B Stock as of the Effective Time and who will not have elected to redeem his, her or its shares of Parent Class A Stock pursuant to the Parent Organizational Documents prior to the Closing.

“Non-Voting Common Stock” has the meaning set forth in Section 4.03(a).

Schedule A-13

“NYSE” has the meaning set forth in Section 5.12.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Order” means any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Orrick” has the meaning set forth in Section 11.15(b).

“Outside Date” has the meaning set forth in Section 9.01(b).

“Owned Intellectual Property” means any and all Intellectual Property which any of the Group Companies owns (or purports to own), in whole or in part, and includes the Company Software.

“Parent” has the meaning set forth in the Preamble.

“Parent A&R Bylaws” has the meaning set forth in the Recitals.

“Parent A&R Charter” has the meaning set forth in the Recitals.

“Parent Acquisition Transaction” means any “initial business combination” as defined under the final prospectus of Parent, dated as of March 4, 2021, and filed with the SEC (File No. 333-253188) on March 9, 2021 (other than with the Company and its Affiliates).

“Parent Available Cash” means an amount, without duplication, equal to the sum of: (a) the aggregate gross proceeds received by the Company in connection with (i) the Convertible Notes, (ii) any issuance of New Getaround Bridge Notes (including gross proceeds from the issuance of any securities of the Company convertible into or exchangeable for New Getaround Bridge Notes) and (iii) any Additional Company Investment, plus (b) cash held by Parent in or outside of the Trust Account (after giving effect to the Parent Stockholder Redemptions); plus (c) the aggregate gross proceeds received by Parent from any PIPE Investments, which sum shall be calculated before giving effect to any original issue discount or the payment of any Company Transaction Costs and Parent Transaction Costs.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Business Combination” means any inquiry, proposal or offer contemplating or otherwise relating to any Parent Acquisition Transaction.

“Parent Class A Stock” has the meaning set forth in Section 5.03(a).

“Parent Class B Stock” has the meaning set forth in Section 5.03(a).

“Parent Disclosure Letter” has the meaning set forth in Article V.

Schedule A-14

“Parent Group” has the meaning set forth in Section 11.15(a).

“Parent Material Adverse Effect” means any effect, change, event, fact, condition or occurrence, that, individually or when aggregated with other effects, changes, events, facts, conditions or occurrences is reasonably likely to prevent or materially delay the ability of Parent, First Merger Sub or Second Merger Sub to consummate the Transactions.

“Parent Material Contracts” has the meaning set forth in Section 5.11.

“Parent Operating Window” means the period beginning on the date hereof and ending six months after termination this Agreement.

“Parent Option” has the meaning set forth in Section 2.10(b).

“Parent Organizational Documents” means the Amended and Restated Certificate of Incorporation of Parent, dated as of March 4, 2021 (the “Parent Charter”) and the Bylaws of Parent (the “Parent Bylaws”) any other similar organization documents of Parent, as each may be amended, modified or supplemented.

“Parent Preferred Stock” has the meaning set forth in Section 5.03(a).

“Parent Privileged Communications” has the meaning set forth in Section 11.15(a).

“Parent Recommendation” has the meaning set forth in the Recitals.

“Parent Released Parties” has the meaning set forth in Section 7.19(b).

“Parent RSU” has the meaning set forth in Section 2.10(c).

“Parent SEC Reports” has the meaning set forth in Section 5.07(a).

“Parent Shares” has the meaning set forth in Section 5.03(a).

“Parent Stockholder Matters” has the meaning set forth in Section 7.01(a)(i).

“Parent Stockholder Redemption” has the meaning set forth in Section 7.01(a)(i).

“Parent Transaction Costs” has the meaning set forth in Section 2.08(b).

“Parent Units” means equity securities of Parent each consisting of one share of Parent Class A Stock and one-fifth of one Public Warrant.

“Parent Warrant” has the meaning set forth in Section 5.03(a).

“Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

Schedule A-15

“Payment Spreadsheet” has the meaning set forth in Section 2.06(a).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCAOB Audited Financials” has the meaning set forth in Section 7.01(d).

“Permitted Lien” means: (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and, in each case, that are sufficiently reserved for on the Audited Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to real property that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of the affected real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Audited Financial Statements in accordance with GAAP; (d) in the case of real property, zoning, building code, or other planning restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, materially detract from the value of, or interfere in any material respect with the present use of or occupancy of the affected real property by any of the Group Companies; (e) Liens incurred in connection with capital lease obligations of any of the Group Companies; (f) in the case of Intellectual Property, non-exclusive license agreements granted by any of the Group Companies to customers or suppliers in the ordinary course of business; and (g) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record and arising in the ordinary course and not incurred in connection with the borrowing of money that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of, the assets of the Group Companies, taken as a whole.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by Applicable Legal Requirements or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies, could be reasonably used to identify an individual person or household or device. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise. For the avoidance of doubt, this includes “personal data” as defined in the GDPR and the UK GDPR.

“PIPE Investment” has the meaning set forth in the recitals.

“PIPE Investment Amount” has the meaning set forth in the recitals.

Schedule A-16

“PIPE Investors” has the meaning set forth in the recitals.

“PIPE Protection Shares” has the meaning set forth in Section 3.03(b).

“PIPE Subscription Agreements” has the meaning set forth in the Recitals.

“Premium Cap” has the meaning set forth in Section 7.13(b).

“Privacy/Data Security Requirements” has the meaning set forth in Section 4.18(a).

“Privacy Laws” means any and all Applicable Legal Requirements (including of any applicable foreign jurisdiction) relating to the privacy, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including (but not limited to) the Federal Trade Commission Act; the California Consumer Privacy Act (CCPA); Regulation (EU) 2016/679 (“GDPR”); Regulation (EU) 2016/679, as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of the Data Protection Act 2018 (UK) as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”) and the Data Protection Act 2018 (UK); and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information, each as amended, consolidated or replaced from time to time.

“Private Placement Warrants” has the meaning set forth in Section 5.03(a).

“Protection Period” means the period expiring on the date that is eighteen (18) months following the Closing Date, or as may be otherwise defined in the PIPE Subscription Agreements.

“Proxy Statement” has the meaning set forth in Section 7.01(a)(i).

“Public Warrants” has the meaning set forth in Section 5.03(a).

“Registration Rights and Lock-Up Agreement” has the meaning set forth in the Recitals.

“Registration Statement” has the meaning set forth in Section 7.01(a)(i).

“Regulatory Filings” has the meaning set forth in Section 7.02.

“Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Remedies Exception” has the meaning set forth in Section 4.04(a).

“Representatives” means, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

Schedule A-17

“Rollover Spreadsheet” means a spreadsheet that will be delivered by the Company to Parent pursuant to Section 2.06(a), which will set forth the Company’s good faith calculations of the following: (a) for each holder of Company Options that is not a Company In-the-Money Vested Option, the number of shares of Parent Class A Stock subject to the Company Options held by such holder (including the exercisable portion as of immediately following the Effective Time) after conversion of such Company Options in accordance with Section 2.10(b) and the applicable exercise prices; and (b) for each holder of Company RSUs that is unvested and outstanding immediately prior to the Effective Time, the number of shares of Parent Class A Stock subject to the Company RSUs held by such holder after conversion of such Company RSUs in accordance with Section 2.10(c).

“SEC” means the United States Securities and Exchange Commission.

“SEC Guidance” has the meaning set forth in Section 5.07(d).

“Second Certificate of Merger” has the meaning set forth in Section 1.03(c).

“Second Effective Time” has the meaning set forth in Section 2.01.

“Second Level Earnout Shares” has the meaning set forth in Section 3.01(a)(ii).

“Second Level Earnout Target” has the meaning set forth in Section 3.01(a)(ii).

“Second Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(ii).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the Preamble.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any actual or suspected unauthorized or unlawful acquisition, use, modification, loss, destruction, disclosure, sale or rental of, or access to any Personal Information or Company IT Systems. For the avoidance of doubt, this includes any “personal data breach” as defined in the GDPR and the UK GDPR.

“Series B Preferred Stock” has the meaning set forth in Section 4.03(a).

“Series D Preferred Stock” has the meaning set forth in Section 4.03(a).

“Series D-3 Preferred Stock” has the meaning set forth in Section 4.03(a).

“Series E Preferred Stock” has the meaning set forth in Section 4.03(a).

“Series E-2 Preferred Stock” has the meaning set forth in Section 4.03(a).

Schedule A-18

“Series E-3 Preferred Stock” has the meaning set forth in Section 4.03(a).

“Seventh Level Earnout Shares” has the meaning set forth in Section 3.01(a)(vii).

“Seventh Level Earnout Target” has the meaning set forth in Section 3.01(a)(vii).

“Seventh Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(vii).

“Sixth Level Earnout Shares” has the meaning set forth in Section 3.01(a)(vi).

“Sixth Level Earnout Target” has the meaning set forth in Section 3.01(a)(vi).

“Sixth Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(vi).

“Software” means any and all (a) computer software, firmware and computer programs and applications, including code, middleware, utilities, computer programs, application programming interfaces, algorithms, heuristics, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, and methodologies, in each case of the foregoing whether in source code, executable or object code form; (b) descriptions, flow-charts, technical and functional specifications, and (c) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing.

“Special Meeting” has the meaning set forth in Section 7.01(b).

“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and any other Applicable Legal Requirements relating to bribery or corruption; (b) all Legal Requirements imposing trade sanctions on any Person, including, all Legal Requirements administered by OFAC, all sanctions laws or trade embargos imposed, enforced, or administered by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, any European Union member state, or any other relevant sanctions authority; and (c) all Legal Requirements relating to the import, export, re-export, transfer of products, Software, information, data, goods, services, and technology, including those Legal Requirements under the authority of the U.S. Departments of Commerce, Homeland Security, State, and Treasury; the Export Administration Regulations; the International Traffic in Arms Regulations; the Arms Export Control Act; the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and all comparable Legal Requirements in each of the jurisdictions outside the US in which the Group Companies do or in the past have done business directly or indirectly.

“Sponsor” means InterPrivate Acquisition Management II LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the Recitals.

“Stockholder Consent” has the meaning set forth in the Recitals.

Schedule A-19

“Subsequent Unaudited Company Financial Statements” has the meaning set forth in Section 7.01(e).

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; (c) in any case, such Person controls the management thereof; or (d) such business entity is a variable interest entity of that Person.

“Surrender Documentation” has the meaning set forth in Section 2.07(c).

“Surviving Corporation” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means: (a) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, capital stock, premium, withholding, payroll, severance, social security (or similar), disability, recapture, net worth, employment, unemployment, escheat and unclaimed property obligations, excise, property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case in the nature of a tax and imposed by a Governmental Entity (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of (i) an obligation under a Contract, (ii) transferee or successor liability, (iii) operation of Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Applicable Legal Requirement) or any other Applicable Legal Requirement or (iv) otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Third Level Earnout Shares” has the meaning set forth in Section 3.01(a)(iii).

“Third Level Earnout Target” has the meaning set forth in Section 3.01(a)(iii).

“Third Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(iii).

“Top Vendors” has the meaning set forth in Section 4.25(a).

Schedule A-20

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Trading Day” means any day on which the NYSE is open for trading.

“Transaction Agreements” means this Agreement, the Registration Rights and Lock-Up Agreement, the PIPE Subscription Agreements, the Mudrick Subscription Agreement, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Company Holders Support Agreements, the Sponsor Support Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated pursuant to this Agreement or any other Transaction Agreements, including the Mergers and the Company Preferred Stock Conversion.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” has the meaning set forth in Section 5.14(a).

“Trust Agreement” has the meaning set forth in Section 5.14(a).

“Trust Distributions” has the meaning set forth in Section 7.07.

“Trust Termination Letter” has the meaning set forth in Section 7.05(a).

“VWAP” means, for shares of Parent Class A Stock as of any Trading Day, the dollar volume-weighted average price for such shares traded on NYSE during the period beginning at 9:30:01 a.m., New York time, on such trading day and ending at 4:00:00 p.m., New York time, on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

“Waived 280G Benefits” has the meaning set forth in Section 7.14.

“Waiving Parties” has the meaning set forth in Section 11.15(a).

“WARN” has the meaning set forth in Section 4.12(d).

“W&C” has the meaning set forth in Section 11.15(a).

Schedule A-21

EXHIBIT A

Form of Stockholder Consent

EXHIBIT B

Form of Parent Amended and Restated Charter

EXHIBIT C

Form of Parent Amended and Restated Bylaws

EXHIBIT D

Form of Registration Rights and Lock-Up Agreement

[Intentionally Omitted]

EXHIBIT E

Form of Mudrick Subscription Agreement (including the form of Mudrick Indenture)

[Intentionally Omitted]

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS OF

GETAROUND, INC.

THIS ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS (this “Written Consent”) of Getaround, Inc., a Delaware corporation (the “Company”), is entered into by the undersigned stockholders of the Company (individually, a “Company Holder” and collectively, the “Company Holders”) constituting the holders of (i) at least 50% of the issued and outstanding shares of the common stock of the Company, par value $0.00001 per share (the “Company Common Stock”), and the preferred stock of the Company, par value $0.00001 per share (the “Company Preferred Stock” and, collectively with the Company Common Stock, the “Company Capital Stock”) voting together as a single class on an as converted to Company Common Stock basis with holders of Company Preferred Stock entitled to the number of votes per shares as specified in the Eleventh Amended and Restated Certificate of Incorporation of the Company (as amended to date, the “Charter”); (ii) at least 60% of the issued and outstanding shares of Company Preferred Stock, voting together as a single class on an as converted to Company Common Stock basis; (iii) a majority of the issued and outstanding shares of Series D Preferred Stock, Series D-2 Preferred Stock, and Series D-3 Preferred Stock, voting together as a single class on an as converted to Company Common Stock basis; (iv) a majority of the issued and outstanding shares of Series E Preferred Stock and Series E-2 Preferred Stock, voting together as a single class on an as converted to Company Common Stock basis; and (v) a majority of the issued and outstanding shares of Series D Preferred Stock and Series D-3 Preferred Stock, voting together as a single class on an as converted to Company Common Stock basis. Pursuant to Section 228 and 251 of the Delaware General Corporation Law (the “DGCL”), the Bylaws of the Company (as amended to date, the “Bylaws”), and the Charter, the Company Holders (who hold, in the aggregate, not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote on such action were present and voted, waive notice, and consent under DGCL, the Bylaws and the Charter), do hereby irrevocably consent to the adoption of the following resolutions and agree that such resolutions will have the same effect as if duly adopted at a meeting of the Company Stockholders duly called and held for such purpose. This Written Consent will be filed in the minute book of the Company, and capitalized terms used but not defined herein shall have the respective meaning ascribed to such terms in the Merger Agreement (as defined below).

1.	Merger Agreement and Transactions

WHEREAS: The Company has entered into that certain Agreement and Plan of Merger, dated as of May 11, 2022 (the “Merger Agreement”), by and among the Company, InterPrivate II Acquisition Corp., a Delaware corporation (“Parent”), TMPST Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“First Merger Sub”) and TMPST Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Second Merger Sub”, and together with First Merger Sub, “Merger Subs”), in the form attached hereto as Exhibit A, pursuant to which, among other things: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company in its capacity as the surviving corporation, the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger.

WHEREAS: The board of directors of the Company (the “Board”) has (i) determined that it is in the best interests of the Company and its Company Stockholders, and declared it advisable, to enter into the Merger Agreement and the Transaction Agreements and to consummate the transactions contemplated thereby, including the Mergers, (ii) approved the Merger Agreement and the Transaction Agreements and the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the Mergers, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend the adoption of the Merger Agreement and the Transaction Agreements and the approval of the transactions contemplated thereby, including the Mergers, by the Company Stockholders, upon the terms and subject to the conditions set forth therein.

WHEREAS: As a condition to their willingness to consummate the Mergers and the other transactions contemplated by the Merger Agreement, in accordance with Section 7.01(c) of the Merger Agreement, Parent and Merger Subs have required that certain Company Stockholders enter into and deliver this Written Consent.

WHEREAS: Upon the effectiveness of the Merger Agreement, each Company Holder will be entitled to receive such consideration in respect of shares of Company Capital Stock held by such Company Holder as set forth in the Merger Agreement, if any.

WHEREAS: In order to induce Parent and Merger Subs to consummate the Mergers and the other transactions contemplated by the Merger Agreement and Transaction Agreements, each Company Holder is willing to enter into and deliver this Written Consent intending to be legally bound by the terms hereof.

WHEREAS: The Merger Agreement contemplates that the Company and/or certain Company Stockholders will enter into certain Transaction Agreements in connection with the transactions contemplated by the Merger Agreement including, without limitation, the Company Holders Support Agreements.

WHEREAS: Pursuant to Section 144(a) of the DGCL, no contract or transaction between the Company and any other corporation, partnership, association or other organization in which one or more of the officers or directors of the Company is an officer or director of, or has a financial interest in (any such party is referred to herein individually as an “Interested Party” and any such Contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if, among other things, the material facts as to the relationship or interest and as to the Contract or transaction are disclosed or are known to the Company Stockholders entitled to vote thereon, and the Contract or transaction is specifically approved in good faith by vote of the Company Stockholders.

WHEREAS: The Company Holders are aware of all material facts regarding the interests that the officers and directors of the Company may have in connection with the Merger Agreement, Transaction Agreements and the transactions contemplated thereby, including the Mergers, and has had an adequate opportunity to ask questions regarding the interests of the Interested Parties, including the following:

i.

Felipe Fernandez, a member of the Board, is affiliated with PF GA Investment 2, Inc., PF GA Investment, Inc., PV GA Investment 3, Inc. and Blue Pacific Ventures Inc., each of which are Company Stockholders and will receive shares of Parent Class A Stock in such capacities as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement;

ii.

Henry McGovern, a member of the Board, is affiliated with Elpis Capital GmbH, a Company Stockholder which will receive shares of Parent Class A Stock in such capacity as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement;

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iii.

David Boriss, a member of the Board, is affiliated with SoftBank Vision Fund (AIV M2) L.P. and SVF Fetch (Cayman) Limited, a Cayman Islands limited company, each of which are Company Stockholders and will receive shares of Parent Class A Stock in such capacities as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement;

iv.

Karim Bousta, a member of the Board, is an option holder of the Company and is affiliated with SoftBank Vision Fund (AIV M2) L.P. and SVF Fetch (Cayman) Limited, a Cayman Islands limited company, each of which are Company Stockholders, and he and they will each receive shares of Parent Class A Stock in such capacities as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement;

v.

Neil Suslak, a member of the Board, is affiliated with Braemar Energy Ventures III, L.P. and Braemar/Getaround Investments, LLC, each of which are Company Stockholders and will receive shares of Parent Class A Stock in such capacities as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement;

vi.

Sam Zaid, a member of the Board and an officer of the Company, is a Company Stockholder and option holder of the Company and is affiliated with Zaid Holdings LLC, Mohamed Zaid and Tariq Zaid, each of which are Company Stockholders, and he and they will each receive shares of Parent Class A Stock in such capacities as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement;

vii.

Elliot Kroo, an officer of the Company, is a Company Stockholder and option holder of the Company and is affiliated with Ilan Kroo, a Company Stockholder, and they will each receive shares of Parent Class A Stock in such capacities as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement;

viii.

Laura Onopchenko, an officer of the Company, is an option holder of the Company and will receive shares of Parent Class A Stock in such capacities as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement;

ix.

Simon Baldeyrou, an officer of the Company, is an option holder of the Company and will receive shares of Parent Class A Stock in such capacities as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement;

x.

Spencer Jackson, an officer of the Company, is an option holder of the Company and is affiliated with Millennium Trust Company, LLC, Custodian FBO Account Owner Spencer D Jackson Roth/IRA, Account Number 9290, a Company Stockholder, and he and it will each receive shares of Parent Class A Stock in such capacities as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement;

xi.

Thomas Alderman, an officer of the Company, is an option holder of the Company and is affiliated with William Alderman, a Company Stockholder, and they will each receive shares of Parent Class A Stock in such capacities as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement; and

xii.

Jeff Russakow, a member of the Board and an officer of the Company, is an option holder of the Company and will receive shares of Parent Class A Stock in such capacities as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement;

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and, as a result of such interests, the Merger Agreement, Transaction Agreements and the transactions contemplated thereby, including the Mergers, may be deemed Interested Party Transactions, and each of the foregoing directors and officers may be deemed as Interested Parties with respect to the Merger Agreement, Transaction Agreements and the transactions contemplated thereby, including the Mergers.

WHEREAS: The Company Holders have been provided with an overview of the terms of the Mergers, including the Aggregate Merger Consideration (as the case may be) to be received by the Company Stockholders in connection with the Mergers.

WHEREAS: The Company is requesting the Company Holders to approve (i) the form of Amended and Restated Certificate of Incorporation of Parent, to be dated as of the Effective Time of the First Merger, in substantially the form attached hereto as Exhibit B (the “Parent Charter”), (ii) the form of Amended and Restated Bylaws of Parent, to be adopted as of the Effective Time, in substantially the form attached hereto as Exhibit C (the “Parent Bylaws”) and (iii) the form of Registration Rights and Lock-Up Agreement, to be entered into by Parent, InterPrivate Acquisition Management II LLC, a Delaware limited liability company, certain Company Stockholders and certain other persons in substantially the form attached hereto as Exhibit D (the “Registration Rights Agreement”), each of which is being separately presented in accordance with Rule 14a-4(a)(3) of the Securities Exchange Act of 1934.

RESOLVED: That the Mergers, the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, the Parent Charter, the Parent Bylaws and the Registration Rights Agreement are adopted, approved, and ratified in all respects, including with respect to Section 144 of the DGCL, in each case subject to such changes and modifications as the proper officers of the Company may consider necessary or appropriate, and the Company Holders hereby vote all of the shares of Company Stock held by such Company Stockholders in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Mergers, the Parent Charter, the Parent Bylaws and the Registration Rights Agreement.

RESOLVED FURTHER: That each of the Company Holders has had the opportunity to ask representatives of the Company questions with regard to all the resolutions, agreements, consents, and other provisions in this Written Consent, that all such questions have been answered fully and to the satisfaction of such Company Holder, and that such Company Holder has had a reasonable time and opportunity to consult with such Company Holder’s financial, legal, tax, and other advisors, if desired, before signing this Written Consent.

RESOLVED FURTHER: That each of the Company Holders has received and reviewed and understands the terms of the Merger Agreement, the other Transaction Agreements to which such Company Stockholder is a party, and all schedules and exhibits to the Merger Agreement and such other Transaction Agreements.

RESOLVED FURTHER: That each of the Company Holders hereby waives any and all rights of notice, consent and first negotiation, as applicable, set forth in the Charter or Bylaws of the Company solely with respect to the entry by the Company into the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers.

2.	Waiver of Appraisal Rights

WHEREAS: Any Company Stockholder who neither votes in favor of nor consents to the Mergers may, under certain circumstances by following procedures under Section 262 of the DGCL, a copy of which is attached as Exhibit E-1, and if applicable, Chapter 13 of California Corporations Code (“CCC”), a copy of which is attached as Exhibit E-2, exercise appraisal rights to receive cash in an amount equal to the “fair value” of such stockholder’s shares of Company Stock to which such Company Stockholder has exercised such appraisal or dissenters’ rights.

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RESOLVED: That each Company Holder, only with respect to such Company Holder, (i) acknowledges and agrees that such Company Holder (a) received and read copies of Section 262 of the DGCL and Chapter 13 of the CCC and (b) is aware of such Company Holder’s ability to seek appraisal and dissenters’ rights and request an appraisal of the fair market value of shares of the Company Capital Stock held by such Company Holder under Section 262 of the DGCL and if applicable, Chapter 13 of the CCC, (ii) that by signing this Written Consent, such Company Holder adopts the Merger Agreement and the other Transaction Agreements and approves the Mergers, and as a result, (iii) irrevocably and unconditionally waives any appraisal or dissenters’ rights for such shares under the DGCL, the CCC, if applicable, and/or other applicable laws with respect to the Merger Agreement, the Transaction Agreements and the actions contemplated thereby.

3.	Conversion of Certain Company Capital Stock

WHEREAS: In connection with the Mergers and pursuant to the Merger Agreement, immediately prior to and contingent on the Effective Time, (i) each share of Company Preferred Stock that is issued and outstanding as of such time will automatically be converted into one share of Company Common Stock, (ii) each share of Non-Voting Common Stock that is issued and outstanding as of such time will automatically convert into one share of Company Common Stock, and (iii) each share of Class B Non-Voting Common Stock that is issued and outstanding as of such time will automatically convert into one share of Company Common Stock (the “Stock Conversion”), and all shares of Company Preferred Stock, Non-Voting Common Stock, and Class B Non-Voting Common Stock will thereafter no longer be outstanding and cease to have any rights with respect to such shares.

RESOLVED: That each of the Company Holders, to the extent applicable, irrevocably waives such Company Holder’s right to convert such Company Holder’s shares of Company Preferred Stock to Company Common Stock or Non-Voting Common Stock pursuant to Article IV, Sections 4(a) and 4(b) of the Charter, and hereby votes all of the shares of Company Preferred Stock held by such Company Stockholder in favor of the Stock Conversion.

RESOLVED FURTHER: That effective immediately prior to and contingent upon the Effective Time, each share of Company Preferred Stock, Non-Voting Common Stock, and Class B Non-Voting Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of Company Common Stock in accordance with the Merger Agreement.

4.	Certain Stockholder Agreements

WHEREAS: The Company is party to that certain (a) Amended and Restated Voting Agreement, dated as of September 29, 2020, by and among the Company and other parties thereto, (b) Amended and Restated Investors’ Rights Agreement, dated as of September 29, 2020, by and among the Company and the other parties thereto and (c) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of September 29, 2020, by and among the Company and the parties thereto (collectively, the “Stockholder Agreements”).

RESOLVED: That each of the Company Holders irrevocably waives delivery of any notices with respect to the transactions contemplated by the Merger Agreement to which such Company Holder may be entitled under the DGCL, the CCC, the Company’s Charter or Bylaws, any Stockholder Agreement, or otherwise.

5

RESOLVED FURTHER: That effective immediately prior to and contingent upon the Effective Time, the Stockholder Agreements, and all rights and obligations contained in such agreements, are hereby terminated in all respects without any liability for any party hereto, the survival (notwithstanding anything to the contrary therein) of any provisions therein (other than any lockup or “market stand-off” provisions) is hereby waived in all respects, and such agreements hereby will cease to have force and effect at such time.

5.	General.

RESOLVED: That, notwithstanding the foregoing resolutions, the Board may, at any time prior to the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Mergers, abandon the Mergers and the other Transactions or the filing of the Certificate of Merger with the Secretary of State without further action by the Company Stockholders.

RESOLVED FURTHER: That the officers of the Company be, and each of them acting is, authorized and empowered to take any and all such further action, to execute and deliver any and all such additional agreements, instruments, documents, filings, and certificates, and to pay such expenses, in the name and on behalf of the Company or such officer, as any such officer may deem necessary or advisable to effectuate the purposes and intent of the foregoing resolutions, the taking of such actions, the execution and delivery of such agreements, instruments, documents, filings, and certificates, and the payment of such expenses by any such officer, to be conclusive evidence of such officer’s authorization under the foregoing resolutions and approval thereof.

RESOLVED FURTHER: That any and all actions taken by the directors or officers of the Company to carry out the purposes and intent of the foregoing resolutions prior to their adoption are approved, ratified, and confirmed in all respects.

[Signature pages follow]

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In accordance with the Company’s Bylaws, this Written Consent may be executed in writing, or consented to by electronic transmission, in any number of counterparts, each of which, when so executed, shall be deemed an original and all of which taken together shall constitute one and the same action.

The undersigned direct that this Written Consent will be effective as of the first date on which it has been executed by the requisite number of Company Stockholders and delivered to the Company in accordance with Sections 228 and 251 of the DGCL.

Date:	STOCKHOLDER
[•]

(Signature)
Name:
Title:

Company Capital Stock Held
Common Stock: _____________________
Non-Voting Common Stock: ___________
Class B Non-Voting Common Stock: ____
Series A Preferred Stock: ______________
Series B Preferred Stock: ______________
Series C-1 Preferred Stock: _____________
Series C-2 Preferred Stock: _____________
Series C Preferred Stock: _______________
Series D-1 Preferred Stock: _____________
Series D-2 Preferred Stock: _____________
Series D-3 Preferred Stock: _____________
Series D-4 Preferred Stock: _____________
Series D Preferred Stock: _______________
Series E-1 Preferred Stock: _____________
Series E-2 Preferred Stock: _____________
Series E-3 Preferred Stock: _____________
Series E Preferred Stock: _______________

[Signature Page to Stockholder Written Consent]

Exhibit A

Merger Agreement

[see attached]

Exhibit B

Parent Charter

[See attached]

9

Exhibit C

Parent Bylaws

[See attached]

10

Exhibit D

Registration Rights and Lock-Up Agreement

[See attached]

11

Exhibit E-1

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. 256, § 24].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

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d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing

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from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses

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of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.

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The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, §   262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§   27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§   19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15;

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Exhibit E-2

Chapter 13 of the California Corporations Code

CHAPTER 13. Dissenters’ Rights [1300 - 1313]

1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

(Amended by Stats. 2019, Ch. 143, Sec. 24. (SB 251) Effective January 1, 2020.)

1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

(Amended by Stats. 2012, Ch. 473, Sec. 2. (AB 1680) Effective January 1, 2013.)

1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 3. (AB 1680) Effective January 1, 2013.)

1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

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(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(Amended by Stats. 1986, Ch. 766, Sec. 24.)

1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(Amended by Stats. 2012, Ch. 473, Sec. 4. (AB 1680) Effective January 1, 2013.)

1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

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(Amended by Stats. 1986, Ch. 766, Sec. 25.)

1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(Repealed and added by Stats. 1975, Ch. 682.)

1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(Repealed and added by Stats. 1975, Ch. 682.)

1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(Repealed and added by Stats. 1975, Ch. 682.)

1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

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(Amended by Stats. 2012, Ch. 473, Sec. 5. (AB 1680) Effective January 1, 2013.)

1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(Repealed and added by Stats. 1975, Ch. 682.)

1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(Amended by Stats. 1988, Ch. 919, Sec. 8.)

1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

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(Amended by Stats. 1988, Ch. 919, Sec. 9.)

1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

(Added by Stats. 2002, Ch. 480, Sec. 7. Effective January 1, 2003.)

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

INTERPRIVATE II ACQUISITION CORP.

Interprivate II Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

A. The name of this corporation is Interprivate II Acquisition Corp. Its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 10, 2020. This corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on March 4, 2021 (the “First Amended and Restated Certificate”).

B. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”) was duly adopted by the Board of Directors of this corporation and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C. This Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

D. The text of the First Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is Getaround, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Section 1. Total Authorized

1.1 The total number of shares of all classes of stock that the Corporation has authority to issue is 1,020,000,000 shares, consisting of two (2) classes: 1,000,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). Upon the filing of this Amended and Restated Certificate of Incorporation, each outstanding share of Class A common stock and Class B common stock shall be redesignated as Common Stock.

1.2 The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Common Stock voting separately as a class shall be required therefor.

Section 2. The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

Section 3. Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred

Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

Section 4. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock).

ARTICLE V

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Section 3. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board is authorized to assign members of the Board already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the date of filing of this Amended and Restated Certificate (the “Effectiveness Date”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effectiveness Date and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effectiveness Date. At each annual meeting of stockholders following the Effectiveness Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In the event of any increase or decrease in the authorized number of directors (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to ensure that no one class has more than one director more than any other class.

Section 4. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission as permitted by and in the manner set forth in the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

Section 5. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

Section 6. Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VI

Section 1. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Section 2. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article VI, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such inconsistent provision.

ARTICLE VII

The Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate (including any Preferred Stock issued pursuant to any Certificate of Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that if two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

ARTICLE VIII

Section 1. Subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws) or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE IX

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by or any wrongdoing by any current or former director, officer, employee or agent of the Corporation or any stockholder to the Corporation or the Corporation’s stockholders; (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the General Corporation Law, this Amended and Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article IX shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 3. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

If any provision of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Amended and Restated Certificate (including, without limitation, all portions of any section of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.

ARTICLE XI

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Certificate (including any Certificate of Designation), and subject to Section 1 and 2 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with this Article XI, Section 2, 3 and 4 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX or Article X (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

***

IN WITNESS WHEREOF, Interprivate II Acquisition Corp. has caused this Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on this [•] day of [MONTH], 2022.

Name:
Title:

GETAROUND, INC.

a Delaware corporation

AMENDED AND RESTATED BYLAWS

As adopted on ________, 2022

(Effective as of ________, 2022)

GETAROUND, INC.

a Delaware corporation

AMENDED AND RESTATED BYLAWS

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Section 4.8:	Treasurer	17
Section 4.9:	Secretary	17
Section 4.10:	Delegation of Authority	17
Section 4.11:	Removal	17

ARTICLE V: STOCK		17
Section 5.1:	Certificates; Uncertificated Shares	17
Section 5.2:	Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares	18
Section 5.3:	Other Regulations	18

ARTICLE VI: INDEMNIFICATION		18
Section 6.1:	Indemnification of Officers and Directors	18
Section 6.2:	Advance of Expenses	18
Section 6.3:	Non-Exclusivity of Rights	19
Section 6.4:	Indemnification Contracts	19
Section 6.5:	Right of Indemnitee to Bring Suit	19
Section 6.6:	Nature of Rights	20
Section 6.7:	Insurance	20

ARTICLE VII: NOTICES		20
Section 7.1:	Notice	20
Section 7.2:	Waiver of Notice	21

ARTICLE VIII: INTERESTED DIRECTORS		21
Section 8.1:	Interested Directors	21
Section 8.2:	Quorum	22

ARTICLE IX: MISCELLANEOUS		22
Section 9.1:	Fiscal Year	22
Section 9.2:	Seal	22
Section 9.3:	Form of Records	22
Section 9.4:	Reliance Upon Books and Records	22
Section 9.5:	Certificate of Incorporation Governs	22
Section 9.6:	Severability	22
Section 9.7:	Time Periods	22

ARTICLE X: AMENDMENT		21

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GETAROUND, INC.

a Delaware corporation

AMENDED AND RESTATED BYLAWS

As adopted on __________, 2022

(Effective as of ________, 2022)

ARTICLE I: STOCKHOLDERS

Section 1.1: Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of Getaround, Inc. (the “Corporation”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “DGCL”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting, subject to the requirements of Section 1.11 of these Bylaws.

Section 1.2: Special Meetings. Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Section 1.3: Notice of Meetings. Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Section 1.4: Adjournments. The chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record

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entitled to vote at the meeting. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled special or annual meeting of the stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.

Section 1.5: Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 1.6: Organization. Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in such person’s absence, the Chairperson of the Board, or (c) in such person’s absence, the Lead Independent Director, or, (d) in such person’s absence, the Chief Executive Officer of the Corporation, or (e) in such person’s absence, the President of the Corporation, or (f) in such person’s absence, by a Vice President. Such person shall be chairperson of the meeting and, subject to Section 1.10 of these Bylaws, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to such person to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

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Section 1.7: Voting; Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).

Section 1.8: Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60), nor less than ten (10), days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to notice of or to vote at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 1.9: List of Stockholders Entitled to Vote. The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided, that the information required

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to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 1.10: Inspectors of Elections.

1.10.1 Applicability. Unless otherwise required by the Certificate of Incorporation or by the DGCL, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.

1.10.2 Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

1.10.3 Inspector’s Oath. Each inspector of election, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

1.10.4 Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.10.5 Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise.

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1.10.6 Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies pursuant to Section 211(a)(2)b.(i) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 1.11: Notice of Stockholder Business; Nominations.

1.11.1 Annual Meeting of Stockholders.

(a) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make such nominations or propose business before an annual meeting.

(b) For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a) of these Bylaws:

(i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;

(ii) such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;

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(iii) if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

(iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (except in the case of the Corporation’s first annual meeting following the closing the Transaction (as defined below), for which such notice shall be timely if delivered in the same time period as if such meeting were a special meeting governed by Section 1.11.2 of these Bylaws); provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than thirty (30) days before, or more than sixty (60) days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for providing the Record Stockholder’s notice. Such Record Stockholder’s notice shall set forth:

(X) as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director:

(i)	the name, age, business address and residence address of such person;

(ii)	the principal occupation or employment of such nominee;

(iii)	the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.11.3(c));

(iv)	the date or dates such shares were acquired and the investment intent of such acquisition;

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(v)

all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected); and

(vi)	whether such person meets the independence requirements of the stock exchange upon which the Corporation’s Common Stock is primarily traded.

(Y) as to any other business that the Record Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and

(Z)	as to the Proposing Person giving the notice:

(i)	the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

(ii)

the class or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii)

whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any

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security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation;

(iv)	any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;

(v)

any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(vi)

any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (the disclosures to be made pursuant to the foregoing clauses (iv) through (vi) are referred to as “Disclosable Interests”). For purposes hereof “Disclosable Interests” shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(vii)	such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11;

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(viii)

a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.11.3(c)) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;

(ix)

as to each person whom such Proposing Person proposes to nominate for election or re-election as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;

(x)

a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xi)

a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”); and

(xii)	any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of any security of the Corporation.

A stockholder providing written notice required by this Section 1.11 will update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the close of business on the fifth (5th) business day prior to the meeting and, in the event of any adjournment or postponement thereof, the close of business on the fifth (5th) business day prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

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(c) Notwithstanding anything in the second sentence of Section 1.11.1(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting (or, if there was no annual meeting in the preceding year or the annual meeting is held more than thirty (30) days before or sixty (60) days after the anniversary date of the preceding year’s annual meeting, at least ninety (90) days prior to such annual meeting), a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(d) Notwithstanding anything in Section 1.11 or any other provision of the Bylaws to the contrary, any person who has been determined by a majority of the Whole Board to have violated Section 2.11 of these Bylaws or a Board Confidentiality Policy (as defined below) while serving as a director of the Corporation in the preceding five (5) years shall be ineligible to be nominated or serve as a member of the Board, absent a prior waiver for such nomination or service approved by two-thirds of the Whole Board.

1.11.2 Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.11.1(b) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

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1.11.3 General.

(a) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(b) Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(c) For purposes of this Section 1.11 the following definitions shall apply:

(i) a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

(ii) “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate (as defined in Rule 405 under the Securities Act of 1933, as amended), of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

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(iii) “Proposing Person” shall mean (1) the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;

(iv) “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(v) to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the annual meeting; provided, however, that if the stockholder is (1) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership shall be deemed a Qualified Representative, (2) a corporation or a limited liability company, any officer or person who functions as the substantial equivalent of an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company shall be deemed a Qualified Representative, or (3) a trust, any trustee of such trust shall be deemed a Qualified Representative. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

ARTICLE II: BOARD OF DIRECTORS

Section 2.1: Number; Qualifications. The total number of directors constituting the Board (the “Whole Board”) shall be fixed from time to time in the manner set forth in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

Section 2.2: Election; Resignation; Removal; Vacancies. Election of directors need not be by written ballot. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the Whole Board. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is

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elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.

Section 2.3: Regular Meetings. Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.

Section 2.4: Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director or at least two (2) members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 2.5: Remote Meetings Permitted. Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other remote communications by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other remote communications shall constitute presence in person at such meeting.

Section 2.6: Quorum; Vote Required for Action. At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 2.7: Organization. Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, the Lead Independent Director, or (c) in such person’s absence, the Chief Executive Officer, or (d) in such person’s absence, a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

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Section 2.8: Unanimous Action by Directors in Lieu of a Meeting. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.9: Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2.10: Compensation of Directors. Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.

Section 2.11: Confidentiality. Each director shall maintain the confidentiality of, and shall not share with any third party person or entity (including third parties that originally sponsored, nominated or designated such director (the “Sponsoring Party”)), any non-public information learned in their capacities as directors, including communications among Board members in their capacities as directors. The Board may adopt a board confidentiality policy further implementing and interpreting this bylaw (a “Board Confidentiality Policy”). All directors are required to comply with this bylaw and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in either case as approved by the Board, providing otherwise with respect to such confidential information.

ARTICLE III: COMMITTEES

Section 3.1: Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

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Section 3.2: Committee Rules. Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

ARTICLE IV: OFFICERS; CHAIRPERSON; LEAD INDEPENDENT DIRECTOR

Section 4.1: Generally. The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.

Section 4.2: Chief Executive Officer. Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:

(a) to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;

(b) subject to Article I, Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;

(c) subject to Article I, Section 1.2 of these Bylaws, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as the Chief Executive Officer shall deem proper;

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(d) to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation;

(e) to sign certificates for shares of stock of the Corporation (if any); and

(f) subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer. The Chief Executive Officer may be the Chairperson of the Board.

Section 4.3: Chairperson of the Board. Subject to the provisions of Section 2.7 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.

Section 4.4: Lead Independent Director. The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Common Stock is primarily traded.

Section 4.5: President. The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.

Section 4.6: Vice President. Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to him or her by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.

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Section 4.7: Chief Financial Officer. The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board may from time to time prescribe.

Section 4.8: Treasurer. The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.9: Secretary. The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.10: Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

Section 4.11: Removal. Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

ARTICLE V: STOCK

Section 5.1: Certificates; Uncertificated Shares. The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed, or in the name of the Corporation, by the Chairperson or Vice-Chairperson of the Board, the Chief Executive Officer or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be obtained via facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

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Section 5.2: Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3: Other Regulations. Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.

ARTICLE VI: INDEMNIFICATION

Section 6.1: Indemnification of Officers and Directors. Each person who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, subject to Section 6.5 of these Bylaws, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.

Section 6.2: Advance of Expenses. Except as otherwise provided in a written indemnification contract between the Corporation and an Indemnitee, the Corporation shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

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Section 6.3: Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

Section 6.4: Indemnification Contracts. The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.

Section 6.5: Right of Indemnitee to Bring Suit. The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 6.4 of these Bylaws.

6.5.1 Right to Bring Suit. If a claim under Section 6.1 or 6.2 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct which makes it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the Indemnitee for the amount claimed.

6.5.2 Effect of Determination. Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

6.5.3 Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI, or otherwise, shall be on the Corporation.

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Section 6.6: Nature of Rights. The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.

Section 6.7: Insurance. The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE VII: NOTICES

Section 7.1: Notice.

7.1.1 Form and Delivery. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2 of these Bylaws) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or, if specifically consented to by the stockholder as described in Section 7.1.2 of these Bylaws by sending such notice by facsimile, electronic mail or other form of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given: (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person; (b) in the case of delivery by mail, upon deposit in the mail; (c) in the case of delivery by overnight express courier, when dispatched; and (d) in the case of delivery via facsimile, electronic mail or other form of electronic transmission, at the time provided in Section 7.1.2 of these Bylaws.

7.1.2 Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given in accordance with Section 232 of the DGCL. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be

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deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1.2 shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

7.1.3 Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2: Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

ARTICLE VIII: INTERESTED DIRECTORS

Section 8.1: Interested Directors. No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.

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Section 8.2: Quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

ARTICLE IX: MISCELLANEOUS

Section 9.1: Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board.

Section 9.2: Seal. The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.

Section 9.3: Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device or method, electronic or otherwise, provided, that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

Section 9.4: Reliance Upon Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 9.5: Certificate of Incorporation Governs. In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

Section 9.6: Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

Section 9.7: Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

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ARTICLE X: AMENDMENT

Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation.

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CERTIFICATION OF AMENDED AND RESTATED BYLAWS

OF

GETAROUND, INC.

a Delaware corporation

I, [•], certify that I am Secretary of Getaround, Inc., a Delaware corporation (the “Corporation”), that I am duly authorized to make and deliver this certification, and that the attached Bylaws are a true and complete copy of the Amended and Restated Bylaws of the Corporation in effect as of the date of this certificate.

Dated: _______________, 2022

[•], Secretary